SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Vulcan Materials Company

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Durable Growth

2023 Proxy Statement
& Notice of Annual Meeting
of Shareholders

Vulcan
Materials Company

Dear fellow shareholders,

I am pleased to invite you to our 2023 Annual Meeting of Shareholders on Friday, May 12, 2023, at 9:00 a.m., Central Daylight Time, to be held virtually via the internet. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and this proxy statement.

DURABLE GROWTH, THE VULCAN WAY

Having completed our 65th year as a publicly traded company, we remain committed to The Vulcan Way: Doing the Right Thing, the Right Way, at the Right Time. This core principle is not only the right thing to do, but it is also good for business—keeping our employees safe and retaining and developing them and making our operations more sustainable have contributed to achieving a 27% improvement in aggregates unit margins over the last five years. The Vulcan Way is delivering value to you, our shareholders, as well as our employees, our customers, and the communities where we live and operate.

In 2022, our team continued to execute on our strategy—enhancing our core business through the Vulcan Way of Selling and the Vulcan Way of Operating and expanding our reach through disciplined and balanced portfolio management. The Vulcan Way of Selling has allowed us to better serve our customers and enhance our profitability, as evidenced by the 10% increase in freight-adjusted aggregates pricing in 2022. Most importantly, the Vulcan Way of Operating has kept our people safe, as evidenced by our industry-leading MSHA/OSHA safety record of 0.89 injuries per 200,000 employee hours worked for our legacy operations not including recent acquisitions, a record performance for our legacy operations.

While our portfolio includes over 400 aggregates facilities with 15.6 billion tons of reserves serving 22 of the top-growth states in the U.S., we still have significant opportunity to expand our reach in both our existing markets and into new markets. In 2022, we completed acquisitions in California, Honduras, Texas and Virginia. And we have the balance sheet to support future expansion as a result of our disciplined and consistent capital allocation strategy.

Our strong results for 2022 prove the soundness of our strategy and the strength of our people who are carrying it out every day. Last year, total revenues were $7.3 billion, a 32% increase from the prior year. We delivered net earnings attributable to Vulcan of $576 million and a record $1.626 billion in Adjusted EBITDA*, a 12% increase from the prior year. Aggregates gross profit increased 9% to $1.4 billion, and aggregates cash gross profit per ton* increased 5% to $7.83, putting us well on our way to our new $11-12 aggregates cash gross profit per ton* longer-term goal. I could not be prouder of how our team is performing.

The Vulcan Way is delivering value to you, our shareholders, as well as our employees, our customers, and the communities where we live and operate.

*	Adjusted EBITDA and aggregates cash gross profit per ton are non-GAAP financial measures. We provide a reconciliation of each of these measures to the most directly comparable GAAP financial measures in Annex A to this proxy statement.

Shareholder’s letter

WE WELCOME YOUR VIEWS

We communicate regularly with our shareholders and other key stakeholders throughout the year regarding all aspects of our business, including critical ESG matters. These communications are of great value to us. Good governance depends on transparency, candor, and open lines of communication conducted in an environment of trust and respect. Your questions, ideas, criticisms, and suggestions make us better and stronger as a company and as leaders at Vulcan.

YOUR VOTE IS IMPORTANT

On or about March 27, 2023, we began mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2022 Annual Report to Shareholders, via the internet. Shareholders who do not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of the Notice of Annual Meeting, proxy statement, proxy card, and 2022 Annual Report to Shareholders, which we also began mailing on or about March 27, 2023. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. Copies of our Notice of Annual Meeting, proxy statement, proxy card and 2022 Annual Report to Shareholders are available at www.proxyvote.com.

Whether you own one share or many, your prompt vote is appreciated. It is important that your shares of common stock are represented at the Annual Meeting so that a quorum may be established. Please read the proxy materials carefully and then vote your proxy as soon as possible. You may vote online, by telephone, or by mailing a completed proxy card. Additional information is provided in the proxy materials. If you attend the virtual Annual Meeting, you should follow the instructions at www.virtualshareholdermeeting.com/VMC2023 to vote during the meeting.

Thank you for your ongoing support and continued interest in Vulcan Materials Company. I look forward to your participation in our Annual Meeting.

Sincerely yours,

J. THOMAS HILL

Chairman, President and Chief Executive Officer
March 27, 2023

Dear fellow shareholders,

It is a privilege to continue serving as your independent lead director, and on behalf of the entire Board of Directors, we thank you for trusting us with overseeing your investment in Vulcan. This past year, your Board of Directors continued to guide and oversee the management team on the implementation of Vulcan’s strategy and to ensure that potential risks to the business are considered and addressed. Vulcan’s solid results in 2022 in the face of extraordinary inflation and other macroeconomic challenges demonstrate the resiliency of its business, strength of the management team, and Vulcan’s outstanding people across the business. The Board recognizes that we are directly accountable to our shareholders for oversight of the company’s strategy, performance, culture and risk management. We remain ever vigilant in overseeing your company.

The Board oversees Vulcan’s ESG program, goals and policies. We approach ESG stewardship with a value-creation mindset: this is an opportunity for us to support the durable growth of the business and create value for our customers, shareholders, and all stakeholders.

As I mentioned in my note last year, one of my main priorities as independent lead director is to ensure that the Board is composed of independent and diverse directors with deep, broad and relevant experience in top management roles across a range of businesses. To that end, we were pleased to welcome Lydia Kennard to our Board this past year; Lydia brings an additional diverse perspective and relevant experience and expertise to our Board as a successful CEO in the infrastructure construction management space. Our average Board tenure is approximately seven years, and our directors include four women and two members of a minority group. All of our directors bring unique and valuable insights to help Vulcan succeed. As we oversee and inform Vulcan’s strategy, we understand that we can best do so by actively seeking Board candidates who are diverse in experience, gender, race, and background.

As your independent lead director, I firmly believe that ongoing engagement with shareholders is critically important to ensuring that Vulcan remains aligned with your interests. Your feedback and perspectives are valuable to us as we conduct our Board oversight responsibilities. We look forward to continuing our conversations with you and incorporating your feedback and insight across the company.

I am proud to work closely with my fellow directors and Vulcan’s management team as we continue our work to drive long-term, sustainable shareholder value. On behalf of the entire Board, thank you for your continued support.

Sincerely yours,

O. B. GRAYSON HALL, JR.

Independent Lead Director
March 27, 2023

We are focused on continuing to integrate ESG factors into our business in a way that supports the durable growth of the business and to create value for our customers, shareholders and all stakeholders.

Notice of Annual Meeting

meeting information			notice is hereby given that the 2023 Annual Meeting of Shareholders of Vulcan Materials Company will be held virtually via the internet, on Friday, May 12, 2023, at 9:00 a.m., Central Daylight Time.

Date & Time Friday, May 12, 2023 at 9:00 a.m., Central Daylight Time	Access* The Annual Meeting can be accessed virtually at: www.virtualshareholder meeting.com/VMC2023	Record Date March 15, 2023

How to Vote

Online Vote online at www.proxyvote.com.	By Phone Vote by phone by calling the number located on your proxy card.	By Mail If you received a printed version of these proxy materials, you may vote by mail.

Only shareholders of record as of the close of business on March 15, 2023 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting. Whether or not you plan to attend, we urge you to review these materials carefully and to vote online or by telephone, or, if you have received a paper copy of the proxy card, you may instead choose to vote by mailing your proxy card.

Voting Matters

Proposal		Board Vote Recommendation	Page Reference
1.	Election of Directors	FOR each nominee	5
2.	Advisory Vote on Compensation of our Named Executive Officers (Say On Pay)	FOR	18
3.	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	1 year	19
4.	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	20

*	We have determined that the Annual Meeting will be held in a virtual meeting format only, via the internet, with no physical in-person meeting. If you plan to participate in the virtual meeting, please see “Annual Meeting and Voting Information” beginning on page 73 of this proxy statement. Shareholders will be able to attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the internet.

To participate in the Annual Meeting (e.g., submit questions and/or vote), you will need the control number provided on your proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials. If you are not a shareholder or do not have a control number, you may still access the Annual Meeting as a guest, but you will not be able to participate.

Proxy Summary

2022 PERFORMANCE HIGHLIGHTS

We achieved a number of significant milestones during the course of 2022, despite ongoing challenges from inflationary pressures, labor constraints, and increased energy costs, in large part due to the continuing dedication of our employees, and the leadership of our executive officers and our Board of Directors.

Durable Growth: The Vulcan Way

●	Achieved net earnings attributable to Vulcan of $576 million and record Adjusted EBITDA[1] of $1.626 billion, an increase of 12% over the prior year, by executing on the Vulcan Way of Selling and the Vulcan Way of Operating.

●	Delivered year-over-year gains in aggregates unit profitability throughout each quarter in 2022, with industry-leading aggregates unit cash gross profit[2] up 5%. Since the end of 2017, we have improved our trailing-twelve-month aggregates unit cash gross profit[2] in 18 of 20 quarters.

Expanded Our ESG Program

●	Set interim (2030) Scope 1 and 2 GHG emissions reduction targets.

●	Achieved an MSHA/OSHA injury rate of 0.89 (injuries per 200,000 employee hours worked (excluding recent acquisitions)), and an MSHA citation rate of 0.80 (excluding recent acquisitions) compared to an industry average of 1.92.

●	Continued our efforts to strengthen our workplace diversity and inclusion, as evidenced by increased gender and ethnic diversity of new hires, with diverse new hires accounting for 44% of new hires in 2022. We also completed unconscious bias training with all employees.

●	Maintained a citation-free environmental inspection rate of 98%.

Executed Our Capital Strategy

●	Maintained excellent liquidity, reinvested in our core operations, employed disciplined capital management, and maintained our investment grade credit rating.

●	Returned $213 million to shareholders through dividends.

●	Reduced Debt to Adjusted EBITDA leverage ratio to 2.4 times (2.3 times on a net basis3), within the company’s stated target range.

1.	Adjusted EBITDA is a non-GAAP financial measure. We provide reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure in Annex A to this proxy statement.

2.	Aggregates cash gross profit is a non-GAAP financial measure. We provide reconciliation of this measure to the most directly comparable GAAP financial measure in Annex A to this proxy statement.

3.	Net debt to Adjusted EBITDA is a non-GAAP financial measure. We provide reconciliation of Net debt to Adjusted EBITDA to the most directly comparable GAAP financial measure in Annex A to this proxy statement.

Since the end
of 2017, we have
improved our
trailing-twelve-
month aggregates
unit cash gross
profit2 in
18 of 20 quarters.

Total Revenue

($ in millions)

Net Earnings
Attributable to Vulcan

($ in millions)

Adjusted EBITDA1

($ in millions)

Vulcan Materials Company	1	2023 PROXY STATEMENT

Proxy Summary

Board Information

Name	Age	Committees	Director Since
Terms Expiring in 2024
Thomas A. Fanning	66	Executive; Audit; Compensation	2015
J. Thomas Hill	64	Executive	2014
Cynthia L. Hostetler	60	Finance; Governance	2014
Richard T. O’Brien	69	Audit; Safety, Health and Environmental Affairs	2008
Terms Expiring in 2025
Lydia H. Kennard[1]	68	Audit; Safety, Health and Environmental Affairs	2022
Kathleen L. Quirk	59	Executive; Audit; Finance	2017
David P. Steiner	62	Executive; Finance; Governance	2017
Lee J. Styslinger, III	62	Executive; Compensation; Safety, Health and Environmental Affairs	2013
Nominees for Terms Expiring in 2026
Melissa H. Anderson	58	Compensation; Safety, Health and Environmental Affairs	2019
O. B. Grayson Hall, Jr.	65	Executive; Finance; Governance	2014
James T. Prokopanko	69	Compensation; Governance	2009
George Willis	58	Audit; Safety, Health and Environmental Affairs	2020
1.	Ms. Kennard is a nominee for a term expiring in 2025.

BOARD DIVERSITY & COMPOSITION

Age	Diversity	Independence	Tenure

Vulcan Materials Company	2	2023 PROXY STATEMENT

Proxy Summary

The Board seeks a mix of directors with qualities that, together, create a high-functioning, diverse Board. All of our directors, other than Tom Hill, our Chairman, President and CEO, are independent. Each of our directors has proven leadership, sound judgment and a commitment to the success of our company. We have sought, and will continue to seek, diverse and experienced leaders with appropriate skills to oversee the management of our company. To that end, Lydia Kennard was elected to our Board in 2022; Lydia’s diverse perspective and experience as a successful CEO in the infrastructure construction management space further contribute to our Board.

GOVERNANCE HIGHLIGHTS

Shareholder Engagement

We continued our corporate governance outreach efforts in 2022 and early 2023 and reached out to shareholders representing approximately 65% of our outstanding shares in order to foster and deepen relationships with the governance teams of our largest shareholders. Our discussions centered on the company’s ESG efforts, including sustainability, carbon reduction, diversity and inclusion, culture, executive compensation and corporate governance matters. In our upcoming ESG report, we will announce progress with respect to our 2030 greenhouse gas emissions targets for Scope 1 and 2 emissions, as previously disclosed in our 2021 ESG report, available at https://csr.vulcanmaterials.com/. In our 2021 ESG report, we disclosed workforce representation data from our EEO- 1 reports, and we will continue disclosing that information. Our corporate responsibility website, ESG report and related items are not incorporated by reference into this proxy statement. We update the Board on our conversations with shareholders, and our directors take into account shareholder feedback when making decisions regarding the company’s policies and practices. We value the views of our shareholders and believe these dialogues are critically important to ensuring that we remain aligned with their interests.

Corporate Governance Practices

We are committed to strong corporate governance policies and practices and believe that this commitment is a critical element in achieving long-term shareholder value. The following list summarizes certain highlights of our governance policies and practices:

●	Majority voting for uncontested director elections
●	Independent lead director with defined duties
●	11 of 12 directors are independent
●	Clawback policy
●	Annual board and committee evaluations and self-assessments
●	Proxy access right for eligible shareholders
●	Mandatory director retirement age
●	Protections against director “overboarding”
●	Risk oversight by full board and committees with annual enterprise risk management review
●	Comprehensive new director orientation
●	Policies prohibiting hedging and pledging of our shares
●	Active shareholder engagement on ESG matters
●	Commitment to actively seek out diverse Board candidates
●	Political contribution oversight by Governance Committee
●	Executive sessions of independent directors at every regular board meeting
●	Board review of safety and environmental performance at every regular board meeting
●	No shareholder rights plan
●	Diverse board in terms of gender, race, experience, skills and tenure
●	ESG oversight by Governance Committee
●	Board participation in executive succession planning

Vulcan Materials Company	3	2023 PROXY STATEMENT

Proxy Summary

COMPENSATION HIGHLIGHTS

We believe that the results of the 2022 Say on Pay vote demonstrate continued strong shareholder support for our current compensation program. Furthermore, in the course of our shareholder outreach efforts, shareholders were generally supportive of our executive compensation program and the accompanying disclosures.

In order to align our executives’ interests with those of our shareholders, a substantial portion of our named executive officers’ (NEOs’) compensation is at-risk and will vary above or below target levels depending on company performance. As shown in the graphic below, in 2022, 88% of the compensation of our Chief Executive Officer (CEO) and an average of 76% of the compensation of our other NEOs was variable and subject to performance factors.

CEO Compensation	Other NEOs

1.	SOSARs means Stock-Only Stock Appreciation Rights. Restricted Stock refers to Restricted Stock Units (RSUs). Performance Shares refers to Performance Share Units (PSUs). See page 46 for more details.

We encourage you to read the more detailed description of our compensation program in “Compensation Discussion and Analysis” beginning on page 35 before voting on Proposal 2: Advisory Vote on Compensation of Our Named Executive Officers.

Vulcan Materials Company	4	2023 PROXY STATEMENT

Proposal One

Election of Directors

Our constituent documents provide that our Board shall be divided into three classes, with the term of office of one class expiring each year and the number of directors in each class being as nearly equal as possible. At the Annual Meeting, one individual will be elected to serve as a member of our Board for a two-year term expiring in 2025, and four individuals will be elected to serve for three-year terms expiring in 2026, or until their successors have been duly elected and qualified. Our Board, upon the recommendation of the Governance Committee, has nominated Melissa H. Anderson, O. B. Grayson Hall, Jr., James T. Prokopanko, and George Willis as directors to serve three-year terms expiring in 2026, and in order to make the number of directors in each class as nearly equal as possible, has nominated Lydia H. Kennard as a director to serve a two-year term expiring in 2025. Ms. Kennard was elected to the Board in July 2022 and, in accordance with New Jersey law and our Corporate Governance Guidelines, must stand for election at the Annual Meeting to continue her service.

In accordance with the bylaws of our company, our Board of Directors is required to be composed of not fewer than nine nor more than thirteen directors.

Board Composition and Director Qualifications

Directors are responsible for reviewing and approving corporate strategy and overseeing the management of our company to assure that the long-term interests of the shareholders are being served. The Board believes that it needs a diverse skill set among its members to be able to respond to the needs of management and the company. The Governance Committee and full Board annually review the overall composition of the Board in order to ensure that Board members have the appropriate mix of skills and experience to best serve the company and its shareholders. The Governance Committee and the Board use a director skills matrix in conducting this review.

The Governance Committee is also responsible for evaluating each director’s individual performance and contributions to the Board, as well as each director’s qualifications, skills, independence and competence, prior to recommending an existing director to the Board for re-nomination. In accordance with our Corporate Governance Guidelines, the Board is committed to actively seeking out diverse candidates to include in the pool from which nominees for the Board are selected, and it considers race, ethnicity, gender, age, education and professional experiences in evaluating candidates for the Board.

The following pages list the five directors nominated for re-election at the 2023 Annual Meeting and the seven directors with continuing terms that expire in subsequent years, as well as biographical information for all directors.

Your Board of Directors recommends a vote “FOR” the election of
Lydia H. Kennard as a director for a two-year term expiring in 2025 and “FOR” the election of Melissa H. Anderson, O. B. Grayson Hall, Jr., James T. Prokopanko, and George Willis as directors for three-year terms expiring in 2026.

Vulcan Materials Company	5	2023 PROXY STATEMENT

Proposal One

Director Competencies

Public Company CEO (current or former)		●	●				●		●	●		●
General Management	●	●	●	●	●	●	●	●	●	●	●	●
Large Cap Operations Management		●		●				●	●	●
Mining and Construction			●		●	●				●		●
Heavy Industry	●		●		●	●	●	●	●	●		●
Financial and Audit		●		●	●	●	●	●	●		●	●
Capital Markets		●				●	●		●	●	●	●
Government Relations and Political	●						●	●	●	●	●
Legal and Risk Management	●	●			●	●	●	●	●		●	●
Human Resources	●	●		●	●	●	●	●	●
Safety, Health and Environmental	●		●	●	●	●	●	●	●	●		●
Logistics			●	●	●		●	●	●	●
Technology and Cyber Risks		●		●		●		●	●

NOMINEES FOR 3-YEAR TERM EXPIRING IN 2026

Melissa H. Anderson
Age: 58	Director Since: 2019	Committees: Compensation; Safety, Health and Environmental Affairs

Career Highlights

Senior Vice President, Chief Human Resources Officer of Albemarle Corporation, Charlotte, North Carolina (a leader in the global specialty chemicals industry) since 2021; Executive Vice President and Chief Human Resources Officer of Duke Energy Corporation, Charlotte, North Carolina (one of the largest energy holding companies in the U.S.) from 2015 to 2020; Senior Vice President of Human Resources of Domtar Corporation, Fort Mill, South Carolina (a leading provider of fiber-based paper and personal care products) from 2010 to 2015; Senior Vice President of Human Resources and Government Relations of The Pantry Inc., Sanford, North Carolina (a leading independently operated convenience store chain) from 2006 to 2010; Vice President of Human Resources of Global Financing of IBM Corp., Armonk, New York (a multinational information technology company) from 2003 to 2006.

Skills and Qualifications

●	Ms. Anderson is Senior Vice President, Chief Human Resources Officer of Albemarle Corporation and has worked as the top human resources executive for four publicly traded companies over the past 15 years.
●	She serves on the boards of several charitable and industry-focused organizations, including the HR Policy Association. She is also a member of the Center for Executive Succession at the University of South Carolina’s Darla Moore School of Business.
●	She received a Bachelor of Science in industrial relations from the University of North Carolina at Chapel Hill and a Master of Science in industrial and labor relations from Cornell University.
●	Ms. Anderson has led large cultural and talent transformations across multiple industries and brings deep expertise in succession planning, executive development and executive compensation to the Board.

Vulcan Materials Company	6	2023 PROXY STATEMENT

Proposal One

NOMINEES FOR 3-YEAR TERM EXPIRING IN 2026

O. B. Grayson Hall, Jr.
Age: 65	Director Since: 2014	Committees: Executive; Finance; Governance

Career Highlights

Retired; Former Executive Chairman of Regions Financial Corporation, Birmingham, Alabama (one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage and insurance products and services) and Regions Bank from July 2018 to December 2018; Chairman and Chief Executive Officer from December 2017 to July 2018; Chairman, President and Chief Executive Officer from 2013 to 2017; President and Chief Executive Officer from 2010 to 2013.

Other Public Company Directorships

●	Alabama Power Company

Skills and Qualifications

●	Mr. Hall is the former Chairman and Chief Executive Officer of Regions Financial Corporation. Since he joined Regions in 1980, he served in roles of increasing responsibility, including operations, technology and commercial banking.
●	He is a former Class A Director of the Federal Reserve Bank of Atlanta, and he is active in many civic and leadership organizations, including the Economic Development Partnership of Alabama and the Birmingham Business Alliance.
●	He graduated from the University of the South with a bachelor’s degree in economics. He also received a Master of Business Administration from the University of Alabama and is a graduate of the Stonier Graduate School of Banking, University of Pennsylvania.
●	Mr. Hall brings extensive management and business experience to our Board as well as a deep understanding of complex issues facing public companies. He further provides our Board with valuable experience in banking, finance and capital markets. In addition, as the former Chief Executive Officer of Regions, he has a substantial background in issues related to cybersecurity.

Vulcan Materials Company	7	2023 PROXY STATEMENT

Proposal One

NOMINEES FOR 3-YEAR TERM EXPIRING IN 2026

James T. Prokopanko
Age: 69	Director Since: 2009	Committees: Compensation; Governance

Career Highlights

Retired; Former President and Chief Executive Officer of The Mosaic Company, Plymouth, Minnesota (a leading producer and marketer of concentrated phosphate and potash crop nutrients for the global agriculture industry) from January 2007 to August 2015; Senior Advisor from August 2015 until his retirement in January 2016.

Other Public Company Directorships

●	Regions Financial Corporation
●	Xcel Energy Inc.

Skills and Qualifications

●	Mr. Prokopanko joined The Mosaic Company in 2006 and served in various capacities, including as President and Chief Executive Officer, and Executive Vice President and Chief Operating Officer. Prior to joining Mosaic, he was with Cargill, Inc., where he served in a wide range of leadership positions, including as Corporate Vice President of Cargill Procurement, a leader of Cargill’s Ag Producer Services Platform and Vice President of the North America crops inputs business.
●	Mr. Prokopanko has a bachelor’s degree in computer science from the University of Manitoba and a Master of Business Administration from the University of Western Ontario.
●	His experience serving as the principal interface between management and the board at a New York Stock Exchange ("NYSE")-listed company facilitates our Board’s performance of its oversight function.
●	Mr. Prokopanko’s executive management experience provides our Board with valuable insight into business, leadership and management issues. Additionally, he brings to our Board considerable knowledge of issues facing a company engaged in mineral extraction.

Vulcan Materials Company	8	2023 PROXY STATEMENT

Proposal One

NOMINEES FOR 3-YEAR TERM EXPIRING IN 2026

George Willis
Age: 58	Director Since: 2020	Committees: Audit; Safety, Health and Environmental Affairs

Career Highlights

Retired; Former President, U.S. Operations of UPS, Atlanta, Georgia (a global leader in logistics, distribution, transportation and freight services) from 2018 to 2020; President, West Region from 2015 to 2018; President, UK, Ireland and Nordics District from 2013 to 2015.

Other Public Company Directorships

●	Atlas Air Worldwide Holdings, Inc.

Skills and Qualifications

●	Mr. Willis is the former President, U.S. Operations of UPS, with more than 35 years’ experience in logistics and operations, including in managing a diverse transportation product portfolio in a range of domestic and international markets.
●	He served on UPS’s Management Committee, which is responsible for long-term strategy and operating plans for the company’s worldwide operations.
●	Mr. Willis has a long history of board membership and community involvement. He currently serves on the Board of Directors of Atlas Air Worldwide and JM Huber Corporation and is a member of the Executive Leadership Council. Previously, he served on the Board of Trustees for the National Urban League.
●	He holds a bachelor’s degree in business administration and management from Trinity College and completed the Columbia Executive Education Program and the Yale CEO College Program.
●	Mr. Willis’ veteran leadership in logistics and operations, as well as his advocacy for diversity and inclusion, provides our Board with invaluable insight on matters critical to our business.

Vulcan Materials Company	9	2023 PROXY STATEMENT

Proposal One

NOMINEE FOR 2-YEAR TERM EXPIRING IN 2025

Lydia H. Kennard
Age: 68	Director Since: 2022	Committees: Audit; Safety, Health and Environmental Affairs

Career Highlights

President and Chief Executive Officer of KDG Construction Consulting and Quality Engineering Solutions, Glendale, California (a leading provider of construction management services for public infrastructure projects) since 2007; founding principal of KDG Aviation (an operator and developer of general aviation facilities) since 2007.

Other Public Company Directorships

●	Prologis, Inc.
●	Freeport-McMoRan, Inc.
●	AECOM

Skills and Qualifications

●	Ms. Kennard is President and Chief Executive Officer of KDG Construction Consulting, which provides program and construction management services to public and private clients throughout California and the Western United States. Since 2007, she has also served as a founding principal of KDG Aviation, an operator and developer of general aviation facilities.
●	Ms. Kennard served as the Executive Director of Los Angeles World Airports (LAWA), the country’s second largest airport system, from 1999 through 2003 and again from 2005 to early 2007. During Ms. Kennard’s tenure, the LAWA airport system included four airports and had annual operating budget of nearly $1 billion.
●	She served as a Trustee of the University of Southern California from 2005 until her election as a Life Trustee of the University in June 2020.
●	She holds a juris doctor degree from Harvard Law School, a master’s degree in City Planning from the Massachusetts Institute of Technology, and a bachelor’s degree in Urban Planning and Management from Stanford University.
●	Ms. Kennard’s career has spanned corporate law, real estate development, and urban planning, and her experience as a successful CEO in the infrastructure construction management space and her diverse perspective add valuable insights to the Board.

Vulcan Materials Company	10	2023 PROXY STATEMENT

Proposal One

CONTINUING IN OFFICE: TERM EXPIRING IN 2025

Kathleen L. Quirk
Age: 59	Director Since: 2017	Committees: Executive; Audit; Finance

Career Highlights

President and Director of the Board of Freeport-McMoRan Inc., Phoenix, Arizona (a leading international mining company and the world’s largest publicly traded copper producer) since 2021; Executive Vice President and Chief Financial Officer from 2007 to 2021.

Other Public Company Directorships

●	Freeport-McMoRan, Inc.

Skills and Qualifications

●	Prior to being named its President in 2021 and Chief Financial Officer in 2003, Ms. Quirk served in a variety of capacities with Freeport-McMoRan, including as Treasurer and Vice President, Finance and Business Development. She has over 30 years of experience in the Freeport organization and is a senior member of the Company’s executive team. Ms. Quirk has been instrumental in Freeport’s strategic planning and has responsibility for a broad range of corporate functions.
●	She received her bachelor’s degree in accounting from Louisiana State University.
●	Ms. Quirk’s strong finance and accounting background, including her status as an “audit committee financial expert,” makes her well qualified to serve as the Chair of our Audit Committee and a member of our Finance Committee. She also brings to our Board extensive experience in working with debt and equity markets along with a deep knowledge of tax, investor relations, corporate development and treasury management.
●	With over 30 years’ experience in the mining industry, Ms. Quirk has a keen understanding of the operational, governmental and regulatory issues facing our industry.

Vulcan Materials Company	11	2023 PROXY STATEMENT

Proposal One

CONTINUING IN OFFICE: TERM EXPIRING IN 2025

David P. Steiner
Age: 62	Director Since: 2017	Committees: Executive; Finance; Governance

Career Highlights

Retired; Former President and Chief Executive Officer of Waste Management, Inc., Houston, Texas (a leading provider of integrated waste management services in North America) from March 2004 to November 2016.

Other Public Company Directorships

●	FedEx Corporation

Skills and Qualifications

●	Prior to being named Chief Executive Officer of Waste Management, Inc., Mr. Steiner served in various capacities with Waste Management, including as Executive Vice President and Chief Financial Officer from 2003 to 2004, and as Senior Vice President, General Counsel and Corporate Secretary from 2001 to 2003.
●	He serves on the board of directors of FedEx Corporation, and formerly served on the boards of TE Connectivity Ltd. (previously known as Tyco Electronics, Ltd.) and Waste Management, Inc.
●	Mr. Steiner earned his bachelor’s degree in accounting from Louisiana State University and holds a Juris Doctor from the University of California, Los Angeles, School of Law.
●	Mr. Steiner brings to our Board valuable insight into business, leadership and management issues facing large industrial companies. His experience as CEO of Waste Management, Inc. and as chair of the governance, safety and public policy committee of FedEx Corporation makes him well qualified to serve on our Governance and Finance Committees.
●	Additionally, he brings to our Board a keen understanding of issues involving trucking and logistics management, a key component of our business.

Vulcan Materials Company	12	2023 PROXY STATEMENT

Proposal One

CONTINUING IN OFFICE: TERM EXPIRING IN 2025

Lee J. Styslinger, III
Age: 62	Director Since: 2013	Committees: Executive; Compensation; Safety, Health and Environmental Affairs

Career Highlights

Co-Chairman of Altec, Inc., Birmingham, Alabama (a holding company for businesses that design, manufacture and market equipment for the electric and telecommunications industries globally) since 2021; Chairman from 2011 to 2021 and Chief Executive Officer from 1997 to 2021.

Other Public Company Directorships

●	Regions Financial Corporation
●	Workday, Inc.

Skills and Qualifications

●	Mr. Styslinger serves as Co-Chairman of Altec, which has products and services in over 100 countries, and has over 20 years’ experience leading companies engaged in the heavy equipment industry. Prior to serving as Co-Chairman of Altec, Mr. Styslinger served as President from 1994 to 1997, President and Chief Executive Officer from 1997 to 2011, and Chairman and Chief Executive Officer from 2011 to 2021.
●	He serves on the boards of many educational, civic and leadership organizations, including the Harvard Business School and the National Association of Manufacturers. He was appointed to the President’s Export Council, advising the President of the United States on international trade policy from 2006 to 2008. In 2017, Mr. Styslinger served on the President’s Manufacturing Council, and he currently serves on the President’s Advisory Committee for Trade Policy and Negotiations.
●	He received his Bachelor of Arts from Northwestern University and a Master of Business Administration from Harvard University.
●	Mr. Styslinger brings to our Board a wealth of management and business experience running a large company in today’s global market. Additionally, his expertise in the heavy equipment industry greatly benefits Vulcan, which is a major purchaser of heavy machinery and equipment.

Vulcan Materials Company	13	2023 PROXY STATEMENT

Proposal One

Continuing in Office: Term Expiring in 2024

Thomas A. Fanning
Age: 66	Director Since: 2015	Committees: Executive; Audit; Compensation

Career Highlights

Chairman of the Board, President and Chief Executive Officer of Southern Company, Atlanta, Georgia (one of the largest energy companies in the U.S. and a leading U.S. producer of energy) since 2010.

Other Public Company Directorships

●	Southern Company

Skills and Qualifications

●	Mr. Fanning is Chairman, President and Chief Executive Officer of Southern Company. He has worked for Southern Company for more than 40 years and has held 15 different positions in eight different business units, including numerous officer positions with a variety of Southern Company subsidiaries in the areas of finance, strategy, international business development and technology. Mr. Fanning previously was Chief Financial Officer of Southern Company, where he was responsible for the accounting, finance, tax, investor relations, treasury and risk management functions.
●	As Co-chairman of both the Electricity Subsector Coordinating Council and Tri-Sector Coordinating Council, Mr. Fanning plays a leading role in national efforts to prevent and respond to cyber and physical terrorism for the U.S. electric system. As Chairman of the Cybersecurity & Infrastructure Security Agency’s Advisory Committee and Chair of the Institute of Nuclear Power Operations, Mr. Fanning has particular expertise with respect to energy policy, the economy, cybersecurity and national security.
●	He holds undergraduate and master’s degrees from the Georgia Institute of Technology and has completed several executive education programs.
●	As CEO of a large public utility, Mr. Fanning provides our Board with valuable business, leadership and management skills. His prior service as CFO of Southern Company and Chairman of the Federal Reserve Bank of Atlanta makes him well qualified to serve on our Audit Committee. Additionally, he brings to our Board a deep understanding of key issues facing an industrial company, including governmental and regulatory issues, and safety, health and environmental matters. Under Mr. Fanning’s leadership, Southern Company decreased its greenhouse gas emissions by 52% from 2007 to 2020 and has set a goal to achieve net zero greenhouse gas emissions by 2050.

Vulcan Materials Company	14	2023 PROXY STATEMENT

Proposal One

CONTINUING IN OFFICE: TERM EXPIRING IN 2024

J. Thomas Hill
Age: 64	Director Since: 2014	Committees: Executive

Career Highlights

Chairman of the Board of the company since January 2016 and President and Chief Executive Officer since July 2014.

Other Public Company Directorships

●	Regions Financial Corporation

Skills and Qualifications

●	Mr. Hill is Chairman, President and Chief Executive Officer of the company. He has been with the company for over 30 years, serving in a variety of operations and general management assignments of increasing responsibility. Prior to being named Chairman, President and Chief Executive Officer, he served as Executive Vice President and Chief Operating Officer from January 2014 until July 2014, and Senior Vice President—South Region from December 2011 to December 2013. He has also served as President of the company’s former Florida Rock Division and its Southwest Division.
●	Mr. Hill has served in leadership positions in a number of industry trade groups, including the Texas Concrete and Aggregates Association, the Florida Concrete and Products Association and the National Stone, Sand and Gravel Association. In addition, he has previously served on the boards of the U.S. Chamber of Commerce and the United Way of Central Alabama.
●	He is a graduate of the University of Pittsburgh and the Wharton School of Business, Executive Management Program.
●	Mr. Hill has over 30 years’ experience in the aggregates industry, including extensive experience with the company in operations and management over a wide variety of geographic regions.

Vulcan Materials Company	15	2023 PROXY STATEMENT

Proposal One

CONTINUING IN OFFICE: TERM EXPIRING IN 2024

Cynthia L. Hostetler
Age: 60	Director Since: 2014	Committees: Finance; Governance

Career Highlights

Trustee of Invesco Funds, Atlanta, Georgia (international mutual funds) since 2017; Director of TriLinc Global Impact Fund, LLC, Los Angeles, California (international investment fund) since 2013; Trustee of Aberdeen International Funds, New York, New York (international mutual funds) from 2013 to 2017; Director of Artio Global Funds, New York, New York (international mutual funds) from 2010 to 2013; Director of Edgen Group Inc., Baton Rouge, Louisiana (energy infrastructure) from 2012 to 2014; Head of Investment Funds, Overseas Private Investment Corporation, Washington, D.C. (international investment funds) from 2001 to 2009; President, First Manhattan Bancorporation, New York, New York (financial services) from 1990 to 2006.

Other Public Company Directorships

●	Resideo Technologies, Inc.
●	Textainer Group Holdings Limited

Skills and Qualifications

●	Ms. Hostetler is the former Head of Investment Funds at the Overseas Private Investment Corporation, and a former president of a regional bank and bank holding company.
●	She began her career as a corporate lawyer with Simpson Thacher & Bartlett in New York.
●	She serves on the board of the Investment Company Institute, the leading registered funds professional organization, as well as the Independent Directors Council, the professional group for independent directors of mutual funds.
●	Ms. Hostetler earned her bachelor’s degree from Southern Methodist University and holds a Juris Doctor from the University of Virginia School of Law.
●	Ms. Hostetler brings to our Board significant financial, investment and audit committee experience, and has developed risk assessment skills through her bank, private equity and mutual fund leadership. She is an experienced public and investment company board member, having served on a number of public and private company boards, with committee chair positions that include audit, nominating and governance and investment management.

Vulcan Materials Company	16	2023 PROXY STATEMENT

Proposal One

CONTINUING IN OFFICE: TERM EXPIRING IN 2024

Richard T. O’Brien
Age: 69	Director Since: 2008	Committees: Audit; Safety, Health and Environmental Affairs

Career Highlights

Independent consultant since October 2015; Former President and Chief Executive Officer of Boart Longyear Limited, Salt Lake City, Utah (an international provider of drilling services, drilling equipment and performance tooling for mining and drilling companies) from 2013 to 2015; Chief Executive Officer of Newmont Mining Corporation, Greenwood Village, Colorado (an international gold production company) from 2007 to February 2013.

Other Public Company Directorships

●	Xcel Energy Inc.

Skills and Qualifications

●	Mr. O’Brien became a director of Ma’aden (a Saudi Arabian mining company) in December 2017 and is a member of its executive committee. Mr. O’Brien previously served as a director of Pretium Resources Inc. from 2019 to 2022, Newmont Mining Corporation from 2007 to 2013 and Inergy L.P. from 2006 to 2012.
●	His work includes extensive experience with NYSE-listed companies in finance and accounting, operations and strategic business planning.
●	Mr. O’Brien earned his bachelor’s degree in economics from the University of Chicago and holds a Juris Doctor from the Lewis and Clark Law School.
●	Having served as CFO of four different public companies and as an “audit committee financial expert,” Mr. O’Brien provides the Board with considerable experience and acumen in financial reporting and accounting matters.
●	As a result of his tenure as CEO and CFO of Newmont Mining, Mr. O’Brien brings to the Board significant experience and knowledge of the mining and mineral extraction industry. This gives him insight into the risks facing the company, particularly with respect to safety, health and environmental issues, and provides him with the tools to effectively assist in overseeing those risks.

Your Board of Directors recommends a vote “FOR” the election of Melissa H. Anderson, O. B. Grayson Hall, Jr., Lydia H. Kennard, James T. Prokopanko and George Willis as directors.

Vulcan Materials Company	17	2023 PROXY STATEMENT

Proposal Two

Advisory Vote on Compensation of Our Named Executive Officers (Say on Pay)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve, on an advisory basis, the compensation paid to our named executive officers (NEOs) as disclosed in the Section entitled “Compensation Discussion and Analysis,” and in the compensation tables and narrative discussion contained in this proxy statement. While this vote is advisory and not binding on our company, it provides information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when determining executive compensation in the future.

At our 2017 Annual Meeting of Shareholders, our shareholders once again indicated a preference that the advisory vote on the compensation for our NEOs occur on an annual basis. Subsequently, our Board determined to continue its policy for annual “Say on Pay” advisory votes. In accordance with Section 14A of the Exchange Act, Proposal 3 in this proxy statement once again offers shareholders an opportunity to vote, on an advisory basis, on the frequency of future advisory votes on executive compensation.

At our 2022 Annual Meeting of Shareholders, our shareholders voted over 96% in favor of our “Say on Pay” proposal. We believe this demonstrated strong support for our compensation program and policies. We have continued to analyze and make changes to our compensation program, considering new compensation trends and best practices, which led us to add our annual average growth rate of Aggregates Cash Gross Profit per ton (versus a pre-determined target) as an additional metric, together with Total Shareholder Return, for determining payouts for PSUs, beginning with PSUs granted in 2019. We also participated in dialogues regarding our executive compensation program with many of our largest shareholders through our corporate governance shareholder engagement program. Please read the “Compensation Discussion and Analysis” Section on pages 35 to 51 for an in-depth look at our compensation program and how it was applied to the performance of our NEOs in 2022.

Based on the foregoing, the Board recommends a vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement.”

As an advisory vote, this proposal is not binding on our company. However, our Board and Compensation Committee will consider the outcome of the advisory vote when making future compensation decisions.

Your Board of Directors recommends a vote “FOR” the compensation of our named executive officers as contained in this proxy statement.

Vulcan Materials Company	18	2023 PROXY STATEMENT

Proposal Three

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation (Say on Pay Frequency)

As described in Proposal 2, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our shareholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This Proposal 3 affords shareholders the opportunity to cast an advisory vote on how often they believe the advisory vote on executive compensation should occur in the future (a “Say on Pay” frequency proposal). Under this Proposal 3, shareholders may vote to have the “Say on Pay” vote every 1 year, 2 years, or 3 years.

Our shareholders were last presented with a “Say on Pay” frequency proposal at our 2017 Annual Meeting of Shareholders, with the majority of shareholders voting to hold the “Say on Pay” vote every year. We continue to believe that “Say on Pay” votes should be conducted every year so that our shareholders may annually express their views on our executive compensation program. It is expected that the next vote on a “Say on Pay” frequency proposal will occur at our 2029 Annual Meeting of Shareholders.

Shareholders may cast their vote, on an advisory basis, to conduct advisory votes on executive compensation every “1 year,” “2 years,” or “3 years,” or “abstain.” The frequency option that receives a majority of the votes cast (or the highest number of the votes cast if no frequency option receives a majority) will be considered the shareholders’ preference for the frequency of future advisory votes on executive compensation.

As an advisory vote, this proposal is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a “Say on Pay” vote.

Your Board of Directors recommends that you vote for “1 year” on the frequency of future advisory votes on executive compensation.

Vulcan Materials Company	19	2023 PROXY STATEMENT

Proposal Four

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee, which is composed solely of independent directors, has appointed Deloitte & Touche LLP as the independent registered public accounting firm for our company and its subsidiaries for the fiscal year ending December 31, 2023. The function of the independent registered public accounting firm is to audit our accounts and records; to report on the consolidated balance sheet and the related statements of consolidated comprehensive income, consolidated shareholders’ equity and consolidated statements of cash flows of our company and its subsidiaries; to audit our internal controls over financial reporting; and to perform such other appropriate accounting services as may be required and approved by the Audit Committee. Although shareholder ratification is not required, our Board is seeking shareholder ratification as a matter of good corporate governance. Even if the appointment of Deloitte & Touche LLP is ratified by a majority of the votes cast at the Annual Meeting, the Audit Committee may, in its discretion, direct the appointment of another independent registered public accounting firm at any time during the year if it believes such appointment is in the best interests of the company and the shareholders. If a majority of the votes cast at the meeting fails to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will consider the selection of another independent registered public accounting firm for future years.

The firm of Deloitte & Touche LLP, or its predecessors, has audited our financial statements since 1956. A representative of that firm is expected to be present at the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.

Your Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.

Your Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP.

Vulcan Materials Company	20	2023 PROXY STATEMENT

Corporate Governance

POLICIES

We take our corporate governance responsibilities very seriously and have adopted Corporate Governance Guidelines that provide a framework for the governance of our company. These Corporate Governance Guidelines build on practices that we have followed for many years and demonstrate our continuing commitment to corporate governance excellence.

Our Board, with recommendations from our Governance Committee, regularly reviews corporate governance developments and adopts appropriate practices as warranted. We have a Business Conduct Policy that applies to all of our employees and directors and deals with a variety of corporate compliance issues, including conflicts of interest, harassment, compliance with laws, confidentiality of company information, fair dealing and use of company assets. All employees and directors are required to fill out a questionnaire (biennially in the case of employees and annually in the case of directors) regarding their personal compliance with the Business Conduct Policy and are encouraged to report any illegal or unethical behavior of which they become aware.

Our Board has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The Code of Ethics defines “Senior Financial Officers” to include the Chief Financial Officer, Controller and Principal Accounting Officer. The Code of Ethics covers such topics as financial reporting, conflicts of interest and compliance with laws. If we make any amendment to, or waiver of, any provision of the Code of Ethics, we will disclose such information on our website as promptly as practicable, as may be required under applicable Securities and Exchange Commission (SEC) and NYSE rules.

You can access our bylaws, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics at our website www.vulcanmaterials.com, or you can obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242. Please note that the information contained on our website is not incorporated by reference in, nor considered to be a part of, this proxy statement.

SHAREHOLDER ENGAGEMENT

We believe that regular, transparent communication with our shareholders is important to our long-term success. In 2022 and early 2023, we continued our corporate governance engagement program and reached out to shareholders representing approximately 65% of our outstanding shares in order to foster and deepen relationships with the governance teams of our largest shareholders. Our discussions centered on the company’s ESG efforts, including sustainability, carbon reduction, diversity and inclusion, culture, executive compensation and corporate governance matters. Shareholder feedback from the meetings was shared with the Compensation Committee and the Governance Committee, as well as with the full Board.

DIRECTOR INDEPENDENCE

All of our directors, with the exception of Tom Hill, our Chairman, President and CEO, are independent under the NYSE listing standards, the Board’s Director Independence Criteria, and the applicable SEC rules and regulations. The NYSE listing standards provide that a director does not qualify as independent unless our Board affirmatively determines that the director has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company).

The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with our company and permit the Board to adopt and disclose standards to assist the Board in making determinations of independence. Accordingly, the Board has adopted the following Director Independence Criteria to assist it in determining whether a director has a material relationship with our company.

Vulcan Materials Company	21	2023 PROXY STATEMENT

Corporate Governance

Director Independence Criteria

The Director Independence Criteria provide that a director will be considered independent if he or she:

(a)	has not been an employee of our company, or any of its consolidated subsidiaries, during the last three years;
(b)	has not received more than $120,000 per year in direct compensation from our company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during any twelve-month period within the last three years;
(c)	has not during the last three years personally performed legal or professional services for our company in an amount more than $10,000;
(d)	is not a current partner or employee of our company’s independent auditor and has not been employed by the present or former independent auditor of our company and personally worked on our company’s audit during the last three years;
(e)	during the last three years, has not been part of an interlocking directorate in which an executive officer of our company, or any of its consolidated subsidiaries, served on the compensation committee of another company that concurrently employs the director;
(f)	is not, and has not been in the past three years, an executive officer or an employee of another company (exclusive of charitable organizations) that makes payments to, or receives payments from, our company, or any of its consolidated subsidiaries, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company;
(g)	has no immediate family member who is, or has been within the last three years, an executive officer of our company, or any of its consolidated subsidiaries;
(h)	has no immediate family member meeting any of the criteria set forth in (b) through (f); except with respect to item (d), in which case an immediate family member may be an employee (not a partner) of the independent auditor so long as such family member does not personally work on our company’s audit; and
(i)	has no other material relationship with our company, or any of its consolidated subsidiaries, either directly or as a partner, shareholder, director or officer of an organization that has a material relationship with our company or any of its consolidated subsidiaries.

In determining director independence, “immediate family member” is defined as a spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law, and anyone (other than a domestic employee) who shares the director’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated, are not taken into consideration when determining a director’s independence. The Director Independence Criteria also require our Board to consider all relevant facts and circumstances, including a director’s commercial, industrial, banking, consulting, legal, accounting, familial and charitable relationships and such other criteria as our Board may determine from time to time.

In early 2023, the Board conducted an evaluation of director independence for each director, based on the Director Independence Criteria, the NYSE listing standards and applicable SEC rules and regulations. As a result of this evaluation, the Board affirmatively determined that all of the directors other than our Chairman, President and CEO, Tom Hill, are independent directors under our Board’s Director Independence Criteria, the NYSE listing standards and the applicable SEC rules and regulations.

DIRECTOR NOMINATION PROCESS

The Governance Committee considers director candidates recommended by our shareholders. Any shareholder wishing to recommend a candidate for election at the 2024 Annual Meeting of Shareholders must submit that recommendation in writing, addressed to the Governance Committee, in care of our Corporate Secretary, at 1200 Urban Center Drive, Birmingham, Alabama 35242, in accordance with the deadlines and procedures set forth in our bylaws. The notice should include, among other information required by our bylaws, the following:

●	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;
●	A representation that the shareholder is a holder of record or a beneficial holder of stock entitled to vote at the meeting (including the number of shares the shareholder owns) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

Vulcan Materials Company	22	2023 PROXY STATEMENT

Corporate Governance

●	A description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by the shareholder;
●	Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed under the proxy rules of the SEC (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by our Board, including the candidate’s name, biographical information, and qualifications; and
●	The written consent of each nominee to serve as a director if so elected.

A shareholder may also nominate and include in our annual meeting proxy materials a candidate for election at the 2024 Annual Meeting of Shareholders pursuant to the proxy access provisions in our bylaws, subject to certain limitations and provided that the requirements set forth in our bylaws are satisfied.

The Governance Committee will identify nominees by first evaluating the current members of our Board willing to continue in service. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service by existing members of our Board with the potential benefits of obtaining new Board members. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to nominate a current Board member for re-election, the Governance Committee may identify the desired skills and experience for a new nominee in light of the above criteria. Directors and members of management also may suggest candidates for Board service. Timely recommendations by our shareholders will receive equal consideration by the Governance Committee.

BOARD LEADERSHIP STRUCTURE

Our Board understands the importance of evaluating and determining the optimal leadership structure so as to provide independent oversight of management. Our Board also understands that there is no single, generally accepted approach to providing Board leadership and that, given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary from time to time. For this reason, our Board does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board has determined that our company should have the flexibility to combine or separate these functions as circumstances deem appropriate. The Board believes that it is in the best interests of our company and its shareholders to have Tom Hill serve as our Chairman, President and CEO at this time.

In considering its leadership structure, our Board has taken a number of additional factors into account. The Board, which consists exclusively of independent directors, other than Mr. Hill, and all of whom are highly qualified and experienced, exercises a strong independent oversight function. This oversight function is enhanced by the fact that all of the Board’s committees, other than the Executive Committee, are comprised entirely of independent directors.

Most significantly, our Corporate Governance Guidelines provide for an independent lead director, a position that is elected annually from among the independent directors of our Board. Mr. Hall currently serves as the lead director.

The independent lead director provides input on the design of the Board and, among other things, is responsible for:

●	presiding at all meetings or sessions of meetings of the Board at which the Chairman is not present, including at executive sessions of the non-management and independent directors;
●	serving as liaison between the Chairman and the non-management and independent directors;
●	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items, as well as meeting agendas and information sent to the Board;
●	having authority to call meetings of the non-management and independent directors; and
●	being available in appropriate circumstances to speak on behalf of the Board and for consultation and direct communication with shareholders and other stakeholders.

Our Board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis. For additional information regarding how oversight is exercised and how the Board receives information from our committees performing risk management and oversight functions, see “Corporate Governance—Enterprise Risk Management” on page 27.

Vulcan Materials Company	23	2023 PROXY STATEMENT

Corporate Governance

NON-MANAGEMENT EXECUTIVE SESSIONS

Our Board has adopted a policy relating to non-management executive sessions. Under this policy, the Board meets at each regularly scheduled Board meeting in an executive session in which Mr. Hill and other members of management are not present. During 2022, the non-management directors met in executive session five times. Our current independent lead director, Mr. Hall, presides over executive sessions, pursuant to our Corporate Governance Guidelines.

MEETINGS AND ATTENDANCE

In 2022, our Board held five meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served. Our directors are expected to attend the Annual Meeting of Shareholders. In furtherance of this policy, our Board holds a regularly scheduled Board meeting on the same day as the Annual Meeting of Shareholders. All of our then-serving Board members attended the 2022 Annual Meeting of Shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has established six standing committees as follows:

Director	Audit Committee	Compensation Committee	Executive Committee	Finance Committee	Governance Committee	Safety, Health and Environmental Affairs Committee
Melissa H. Anderson		●				●
Thomas A. Fanning	●	●	●
O. B. Grayson Hall, Jr.			●	●	●
J. Thomas Hill			●
Cynthia L. Hostetler				●	●
Lydia H. Kennard	●					●
Richard T. O’Brien	●					●
James T. Prokopanko		●			●
Kathleen L. Quirk	●		●	●
David P. Steiner			●	●	●
Lee J. Styslinger, III		●	●			●
George Willis	●					●
Number of meetings held in 2022	7	3	0	3	3	2

The charters of the Audit, Compensation and Governance Committees are available on our website at www.vulcanmaterials.com. You can also obtain printed copies free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.

All of the Board committees, other than the Executive Committee, are composed entirely of independent, non-management directors.

Audit Committee

The Audit Committee advises our Board and management from time to time with respect to internal controls, financial systems and procedures, accounting policies and other significant aspects of our company’s financial management. Pursuant to its charter, the Audit Committee selects our company’s independent registered public accounting firm and oversees the arrangements for, and approves the scope of, the audits to be performed by the independent registered public accounting firm. The Audit Committee’s primary responsibilities under its written charter include the following:

●	Hiring, evaluating and, when appropriate, replacing the independent registered public accounting firm, whose duty it is to audit our books and accounts and our internal controls over financial reporting for the fiscal year in which it is appointed;

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Corporate Governance

●	Determining the compensation to be paid to the independent registered public accounting firm and, in its sole discretion, approving all audit and engagement fees and terms and pre-approving all audit and non-audit services of such firm, other than certain de minimis non-audit services;
●	Reviewing and discussing with management, the independent registered public accounting firm and internal auditors our internal reporting, audit procedures and the adequacy and effectiveness of our disclosure controls and procedures;
●	Reviewing and discussing with management and the independent registered public accounting firm the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of accounting policies used in our financial statements;
●	Reviewing and discussing with management quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies; and
●	Reviewing and reassessing the adequacy of the Audit Committee Charter adopted by our Board, and recommending proposed changes to our Board.

In addition, the Audit Committee is responsible for reviewing and discussing with management our company’s policies with respect to risk assessment and risk management. Further information about the role of the Audit Committee in risk assessment and risk management are included in the Section entitled “Enterprise Risk Management” on page 27.

The Audit Committee has established policies and procedures for the pre-approval of all services by the independent registered public accounting firm. See “Independent Registered Public Accounting Firm—Pre-Approval of Services Performed by Independent Registered Public Accounting Firm” on page 31 for more information.

The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by our company regarding its accounting, internal controls and auditing matters. See “Corporate Governance—Policy on Reporting of Concerns Regarding Accounting Matters” on page 29 for more information.

The members of the Audit Committee are Mses. Quirk (Chair) and Kennard, and Messrs. Fanning, O’Brien and Willis. All members of our Audit Committee are non-management directors. Our Board of Directors has determined that each is “independent” and “financially literate” within the meaning of the listing standards of the NYSE, SEC rules and regulations, and the Director Independence Criteria adopted by our Board of Directors and posted on our website at www.vulcanmaterials.com under “Investor Relations” under the subheading “Governance.” In addition, our Board has determined that both Ms. Quirk and Mr. O’Brien are “audit committee financial experts” as defined by rules adopted by the SEC. More details about the role of the Audit Committee may be found in the Report of the Audit Committee on page 30 of this proxy statement.

Compensation Committee

The Compensation Committee determines and oversees the execution of our company’s executive compensation philosophy and oversees the administration of our company’s executive compensation plans.

The Compensation Committee is responsible for, among other things:

●	determining and setting the amount of compensation paid to our CEO and other senior officers;
●	reviewing compensation plans relating to our officers;
●	interpreting and administering the Executive Incentive Plan (EIP), the Management Incentive Plan (MIP), the 2006 Omnibus Long-Term Incentive Plan (2006 Plan) and the 2016 Omnibus Long-Term Incentive Plan (2016 Plan); and
●	making recommendations to the Board with respect to compensation paid by our company to any director.

The Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules to be included in our proxy statement.

The Compensation Committee retains Meridian Compensation Partners, LLC as its independent compensation consultant. For a description of the process undertaken by the Compensation Committee to set compensation and the role of our independent compensation consultant in that process, please refer to the Section entitled “Compensation Discussion and Analysis” in this proxy statement.

Vulcan Materials Company	25	2023 PROXY STATEMENT

Corporate Governance

The members of the Compensation Committee are Messrs. Fanning (Chair), Prokopanko and Styslinger, and Ms. Anderson. The Compensation Committee is composed solely of non-management directors who are “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria. In addition, each Compensation Committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (Code).

Executive Committee

The Executive Committee has the same powers as our Board, except as limited by the New Jersey Business Corporation Act. Pursuant to its charter, the Executive Committee’s primary function is to exercise the powers of the Board on urgent matters arising between regularly scheduled board meetings when a quorum of the full Board is not available. Members of the Executive Committee are Messrs. Hill (Chair), Fanning, Hall, Steiner and Styslinger and Ms. Quirk.

Finance Committee

The Finance Committee assists the Board in its oversight of the company’s actual and projected financial performance, capital structure and capital allocation, pension plans and 401(k) plans, and other matters of financial significance (e.g., acquisitions). The Finance Committee’s primary responsibilities under its written charter are:

●	reviewing the company’s actual year-to-date financial performance, estimated full year financial performance and projected long-term financial performance;
●	reviewing the company’s capital structure, liquidity, credit metrics and credit ratings relative to its objectives, capital allocation plans and strategies, and projected near-term financing requirements;
●	reviewing and recommending to the Board the company’s proposals for dividend policy and dividend payments; and
●	ensuring that the pension plans’ and 401(k) plans’ assets are managed in compliance with all applicable laws and regulations (e.g., ERISA), and reviewing the funded status of the pension plans to ensure compliance with minimum funding requirements under all applicable laws and regulations.

Every member of the Finance Committee is a non-management director who is “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria. Members of the Finance Committee are Messrs. Hall (Chair) and Steiner, and Mses. Hostetler and Quirk.

Governance Committee

The Governance Committee is responsible for reviewing and assessing our policies and practices relating to corporate governance, including our Corporate Governance Guidelines. It also provides oversight and direction to the company’s ESG strategies, goals and policies, along with oversight of the company’s policies and practices regarding political expenditures, corporate political contributions, and trade association dues and payments. The Governance Committee also plans for the succession of the CEO and other senior executives. In addition, the Governance Committee serves as the nominating committee and is responsible for identifying and assessing director candidates, including making recommendations to our Board regarding such candidates. In fulfilling its responsibilities, the Governance Committee, among other things:

●	identifies individuals qualified to become Board members consistent with criteria established in its charter;
●	recommends director nominees to our Board for the next Annual Meeting of Shareholders; and
●	evaluates individuals suggested by shareholders as director nominees.

In recommending director nominees to the Board, the Governance Committee considers all of the factors listed under “Board Composition and Director Qualifications” set forth in this proxy statement.

The Governance Committee believes it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC rules, and for a substantial majority of the members of the Board to meet the definition of “independent” as defined by the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria.

The Governance Committee also reviews our Board’s committee structure and recommends to our Board, for its approval, directors to serve as members of each committee. The Governance Committee is also responsible for overseeing the evaluations of the Board and its committees.

Vulcan Materials Company	26	2023 PROXY STATEMENT

Corporate Governance

Members of the Governance Committee are Messrs. Steiner (Chair), Hall and Prokopanko, and Ms. Hostetler. The Governance Committee is composed solely of non-management directors who are “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria.

Safety, Health and Environmental Affairs Committee

The Safety, Health and Environmental Affairs Committee has the responsibility for reviewing our policies, practices and programs with respect to the management of safety, health and environmental affairs. It also monitors our compliance with safety, health and environmental laws and regulations and oversees operational risk. Every member of this Committee is a non-management director who is “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria. Members of the Safety, Health and Environmental Affairs Committee are Messrs. Styslinger (Chair), O’Brien and Willis, and Mses. Anderson and Kennard.

ENTERPRISE RISK MANAGEMENT

Management

Our company has a management risk committee that is led by senior corporate officers and draws on the subject matter expertise of senior managers from various functional departments and from line operations management. The management risk committee meets on a regular basis to discuss and evaluate enterprise risks facing the company. The committee develops mitigation plans in response to identified risks and monitors the implementation of such plans. The management risk committee makes regular reports to the Board and the Audit and Safety, Health and Environmental Affairs Committees.

Board of Directors

Although the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee focuses on financial risk, including internal controls and cybersecurity risks. Our Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to our company’s compliance and ethics programs. In addition, our Safety, Health and Environmental Affairs Committee assists the Board in fulfilling its responsibilities with respect to monitoring operational risks and compliance with safety, health and environmental laws and regulations and works closely with our company’s legal and regulatory groups. Our Compensation Committee also assists the Board in fulfilling its oversight responsibilities to create long-term value for our company, while discouraging behavior that leads to excessive risk taking. Finally, our Finance Committee assists the Board in managing risk relating to investment of the company’s pension fund assets and debt/leverage risks. The Board is kept informed of its committees’ risk oversight and other activities through reports of the committees’ chairs to the Board. These reports are presented at Board meetings and include discussions of committee agenda topics. The Board also considers specific risk topics, including risks associated with our strategic plan, our capital structure, our development activities and other current risk topics and recommends responsive actions taking into account the immediacy of the risk assessed.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our company and that our Board structure supports this approach. To further illustrate our approach, the Board devotes significant time and attention to the oversight of cybersecurity and information security risks, and benefits from the technical expertise of certain of its members, namely Messrs. Fanning and Hall. In particular, the Audit Committee oversees management’s actions to identify and assess material issues related to cybersecurity and information security risks, including actions to mitigate such risks; annually reviews and approves our information security management policy and program; and receives regular updates from management on our information security management program and cyber risk profile. The company’s management risk committee is also focused on these matters. The company’s management and the Board and Board Committees also engage outside advisors where appropriate to assist in the identification, oversight, evaluation and management of the risks facing the company. These outside advisors include but are not limited to the company’s independent registered public accounting firm, external legal counsel and insurance providers, and the independent compensation consultant retained by the Compensation Committee. This collaboration between the Board, the Audit Committee and members of management ensures broad oversight of the evolving nature of cybersecurity and information security risks.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

Vulcan Materials Company	27	2023 PROXY STATEMENT

Corporate Governance

TRANSACTIONS WITH RELATED PERSONS

Transactions in which the company participates and in which any related person of the company has a direct or indirect material interest are subject to our Business Conduct Policy and are subject to review, approval or ratification, as appropriate under the circumstances, by the company under the standards enumerated in the Business Conduct Policy. Each director, executive officer and director nominee of the company receives and agrees to abide by our Business Conduct Policy. We also require our directors and executive officers to complete a director and officer questionnaire annually that requires disclosure of any related party transactions.

In assessing the independence of its members, the Board considers any interests a director may have in any transactions in which the company participates. The Board also considers other entities with which the directors are affiliated and any business the company has done with such entities.

Except as discussed below, since the beginning of our last fiscal year, no financial transactions, arrangements or relationships, or any series of them, were disclosed or proposed through our processes for review, approval or ratification of transactions with related persons in which (i) Vulcan was or is to be a participant, (ii) the amount involved exceeded $120,000, and (iii) any related person had or will have a direct or indirect material interest. A related person means any director, nominee for director, executive officer or 5% owner of our common stock or an immediate family member of any such person.

The company paid approximately $8.84 million in rent and royalty payments to Florida Rock Properties, Inc. (FRP) in 2022 in the ordinary course of its aggregates operations. Mr. Baker, our Chief Operating Officer, is a significant shareholder of FRP Holdings, Inc., the parent company of FRP.

In 2022, the company sold approximately $926,000 worth of product to Southern Company. Mr. Fanning, a member of our Board of Directors, is the Chairman, President and CEO of Southern Company. We do not believe that Mr. Fanning had a direct or indirect material interest in the transactions that would impair his independence or status as a “non-employee director” or “outside director” under applicable rules of the NYSE, SEC or the Code. Furthermore, the above amount is less than 1% of the revenues of the company and Southern Company.

In 2022, Ryan Bass, the son of Stan Bass, our Chief Strategy Officer, was employed by the company as the Vice President and General Manager of the Southwest Division and received total compensation of approximately $252,000.

POLICY AGAINST HEDGING AND PLEDGING SECURITIES

Our insider trading policy prohibits our directors, executive officers and employees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of company securities granted as part of their compensation or held, directly or indirectly, by such person. Our insider trading policy also prohibits our directors, executive officers and employees from holding company securities in a margin account or pledging company securities as collateral for a loan.

SHAREHOLDER COMMUNICATION WITH OUR BOARD OF DIRECTORS

Our Board has established a process for shareholders and other interested parties to communicate directly with the independent lead director or with the non-management directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of our non-management directors, including our Board’s independent lead director, may send correspondence to the following address:

Board of Directors
(or lead director or name of individual director)
c/o Corporate Secretary
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable in accordance with the Policy on Shareholder Communications with the Board, adopted by the independent directors in February 2004.

Vulcan Materials Company	28	2023 PROXY STATEMENT

Corporate Governance

POLICY ON REPORTING OF CONCERNS REGARDING ACCOUNTING MATTERS

Our Business Conduct Policy (available on our website at www.vulcanmaterials.com under the heading “Investor Relations” under the subheading “Governance”) sets forth our policies regarding reporting of accounting-related concerns or complaints (as well as reporting of other concerns or complaints) to our Compliance Officer or the Audit Committee.

Any shareholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing to the following address:

Vulcan Audit Committee
c/o Corporate Secretary
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242

Vulcan Materials Company	29	2023 PROXY STATEMENT

Report of the Audit Committee

The Audit Committee of the Board is responsible for, among other things, reviewing our company’s financial statements with management and our company’s independent registered public accounting firm. The Audit Committee acts under a written charter which is available on our website at www.vulcanmaterials.com. Each member of the Audit Committee is an independent director as determined by our Board, based on the requirements of the NYSE, the SEC and our Director Independence Criteria.

Our company’s management has the primary responsibility for our company’s financial statements and financial reporting process, including the system of internal controls. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our company’s audited financial statements with generally accepted accounting principles. Our independent registered public accounting firm also audits, in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), the effectiveness of our company’s internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee has reviewed and discussed our company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of any non-audit services is compatible with the firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from our company and management.

Based on the reviews and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Dated: February 20, 2023

AUDIT  COMMITTEE

Kathleen L. Quirk, Chair
Thomas A. Fanning
Lydia H. Kennard
Richard T. O’Brien
George Willis

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the company specifically incorporates the Report of the Audit Committee by reference therein.

Vulcan Materials Company	30	2023 PROXY STATEMENT

Independent Registered Public Accounting Firm

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aggregate fees billed to us for the fiscal years ended December 31, 2022 and 2021, by Deloitte & Touche LLP and its affiliates
(all of which are subsidiaries of Deloitte, LLP, the United States member firm of Deloitte Touche Tohmatsu Limited) were as follows:

	2022	2021
Audit Fees(1)	$3,120,000	$3,140,000
Audit-Related Fees(2)	567,950	324,750
Tax Fees	0	0
All Other Fees	0	0
Total	$3,687,950	$3,464,750

1.	Consists of fees for the audit of our financial statements, including the audit of the effectiveness of our internal controls over financial reporting, reviews of our quarterly financial statements, comfort letters, consents, and other services associated with other SEC filings.
2.	Consists of fees for the audits of our employee benefit plans and subsidiary financial statements.

PRE-APPROVAL OF SERVICES PERFORMED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our company’s independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the independent registered public accounting firm during the year.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting. The Audit Committee or the Chair of the Audit Committee pre-approved all audit, audit-related, tax and other services performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2022.

No audit-related, tax or other services were rendered in 2022 pursuant to the de minimis exception to the pre-approval requirement set forth in Regulation S-X Rule 2-01(c)(7)(i)(C).

Vulcan Materials Company	31	2023 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following is information regarding persons known to us to have beneficial ownership of more than 5% of the outstanding common stock of our company, which is our only outstanding class of voting securities, as of the dates indicated in the footnotes below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of Shares)		Percent of Class
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	14,519,204	(1)	10.9%
State Farm Mutual Automobile Insurance Company and Affiliates One State Farm Plaza Bloomington, IL 61710	11,209,945	(2)	8.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,473,305	(3)	7.9%
Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199	8,781,953	(4)	6.6%

1.	Based on information contained in a Schedule 13G/A, filed with the SEC on February 9, 2023. The Vanguard Group (Vanguard) reports sole power to dispose (or direct the disposition of) 13,970,201 shares. Vanguard also reports shared power to vote (or direct the vote of) 189,793 shares and shared power to dispose (or direct the disposition of) 549,003 shares. Vanguard reports an aggregate amount of 14,519,204 shares beneficially owned.
2.	Based on information contained in a Schedule 13G/A, filed with the SEC on January 31, 2023, by State Farm Mutual Automobile Insurance Company and various affiliated entities (State Farm). State Farm reports sole power to vote (or direct the vote of) and dispose (or direct the disposition of) 9,953,700 shares and the shared power to vote (or direct the vote of) and dispose (or direct the disposition of) 1,256,245 shares. State Farm reports an aggregate amount of 11,209,945 shares beneficially owned. Each entity listed in the Schedule 13G expressly disclaims beneficial ownership as to all shares as to which such entity has no right to receive the proceeds of the sale of the security and disclaims that it is part of a group.
3.	Based on information contained in a Schedule 13G/A, filed with the SEC on February 3, 2023. BlackRock, Inc. (BlackRock) reports sole power to vote (or direct the vote of) 9,564,513 shares and sole power to dispose (or direct the disposition of) 10,473,305 shares. BlackRock reports an aggregate amount of 10,473,305 shares beneficially owned. Various persons have the right to receive, or the power to direct the receipt of, dividends and the proceeds from the sale of the company’s common stock. No one person’s interest in the company’s common stock is more than five percent of the total outstanding common shares.
4.	Based on information contained in a Schedule 13G/A, filed with the SEC on February 8, 2023. Massachusetts Financial Services Company (MFS) reports sole power to vote (or direct the vote of) 8,247,721 shares and sole power to dispose (or direct the disposition of) 8,781,953 shares. MFS reports an aggregate amount of 8,781,953 shares beneficially owned.

Vulcan Materials Company	32	2023 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Management

The following table sets forth information as of March 1, 2023, regarding beneficial ownership of our company’s common stock, our only outstanding class of equity securities, by each of our directors, each of our NEOs identified in the Summary Compensation Table on page 53 of this proxy statement, and our directors and executive officers as a group. We believe that, for each of the individuals set forth in the table below, such individual’s financial interest is aligned with the interests of our other shareholders because the value of such individual’s total holdings will increase or decrease in line with the price of our common stock.

	Amount and Nature of Beneficial Ownership (# of Shares)
Name of Beneficial Owner	Shares Owned Directly or Indirectly	Phantom Shares Held Pursuant to Plans	Total	Percent of Class
Non-Employee Directors(1)
Melissa H. Anderson	500	3,895	4,395	*
Thomas A. Fanning	0	17,815	17,815	*
O. B. Grayson Hall, Jr.	2,296	14,627	16,923	*
Cynthia L. Hostetler	0	10,098	10,098	*
Lydia H. Kennard	0	0	0	*
Richard T. O’Brien	2,296	20,827	23,123	*
James T. Prokopanko	0	20,934	20,934	*
Kathleen L. Quirk	0	10,637	10,637	*
David P. Steiner	5,000	12,269	17,269	*
Lee J. Styslinger, III	4,002	24,716	28,718	*
George Willis	2,296	901	3,197	*

CEO and Other NEOs(2)	Shares Owned Directly or Indirectly		Exercisable Options/ SOSARs	Deferred LTI Payments	Total	Percent of Class
Tom Hill	110,873	(3)	203,601	50,818	365,292	*
Tom Baker	42,834	(4)	32,400	0	75,234	*
Stan Bass	25,016	(5)	17,767	54,322	97,105	*
Mary Andrews Carlisle	1,836	(6)	1,200	0	3,036	*
Denson Franklin	4,932		7,101	0	12,033	*
Suzanne Wood	6,929	(7)	21,534	0	28,463	*
All Directors and Executive Officers as a group (23 persons)					825,359	0.62%

*	Less than 1% of issued and outstanding shares of our company’s common stock.
1.	Beneficial ownership for our non-employee directors includes all shares held of record or in street name and, if noted, by trusts or family members. The amounts also include non-forfeitable phantom shares settled in stock accrued under the Directors’ Deferred Compensation Plan, as well as Deferred Stock Units (DSUs) and Restricted Stock Units (RSUs) awarded under the 2006 Plan and the 2016 Plan.
2.	Beneficial ownership for the executive officers includes shares held of record or in street name and, if noted, by trusts or family members. The amounts also include shares that may be acquired upon the exercise of options which are presently exercisable or that will become exercisable on or before April 30, 2023, shares credited to the executives’ accounts under our 401(k) Plan and any long-term incentive (LTI) payments from DSUs, Performance Share Units (PSUs) and RSUs that may have been deferred into the Executive Deferred Compensation Plan.
3.	Includes 30,834 shares held in 401(k) plan and excess benefit plan.
4.	Includes 4,079 shares held in 401(k) plan and excess benefit plan and 14,735 shares held indirectly in trusts.
5.	Includes 35 shares held in 401(k) plan and excess benefit plan.
6.	Includes 773 shares held in 401(k) plan and excess benefit plan.
7.	Includes 2,565 shares held in excess benefit plan.

Vulcan Materials Company	33	2023 PROXY STATEMENT

Equity Compensation Plans

The table below sets forth information regarding the number of shares of our common stock authorized for issuance under our equity compensation plans as of December 31, 2022.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders(1):
2006 Omnibus Long-Term Incentive Plan(2)
Stock-Only Stock Appreciation Rights	272,838	$76.03
Deferred Stock Units for Non-employee Directors	43,527
Total 2006 Omnibus Long-Term Incentive Plan	316,365		0(2)
2016 Omnibus Long-Term Incentive Plan
Stock-Only Stock Appreciation Rights	401,531	$140.58
Performance Share Units	329,641
Restricted Stock Units	185,488
Deferred Stock Units for Non-employee Directors	36,418
Restricted Stock Units for Non-employee Directors	25,259
Total 2016 Omnibus Long-Term Incentive Plan	978,337		5,441,616
Equity compensation plans not approved by security holders	NONE		NONE
Total of All Plans	1,294,702		5,441,616

1.	All of our company’s equity compensation plans have been approved by the shareholders of our company. Column (A) sets forth the number of shares of common stock issuable upon the exercise of options, warrants or rights outstanding under the 2006 Plan and the 2016 Plan. The weighted-average exercise price of outstanding stock options is shown in Column (B). The remaining number of shares that may be issued under the equity compensation plans are shown in Column (C).
2.	Future grants will not be made under this plan. The plan will be used only for the administration and payment of grants that were outstanding when the 2016 Plan was approved.

Vulcan Materials Company	34	2023 PROXY STATEMENT

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis describes the company’s executive compensation philosophy and programs for our named executive officers (NEOs). The company’s NEOs for 2022 were:

Name	Principal Position
J. Thomas Hill	Chairman, President and Chief Executive Officer
Thompson S. Baker, II	Chief Operating Officer
Stanley G. Bass	Chief Strategy Officer
Mary Andrews Carlisle*	Senior Vice President and Chief Financial Officer
Denson N. Franklin III	Senior Vice President, General Counsel and Secretary
Suzanne H. Wood*	Former Senior Vice President and Chief Financial Officer

*	Effective September 1, 2022, Ms. Wood retired as the company’s Senior Vice President and Chief Financial Officer, and Ms. Carlisle, who previously served as the company’s Vice President, Finance, was appointed as the company’s Senior Vice President and Chief Financial Officer.

Our Mission

Vulcan’s unwavering commitment to reliability, quality and customer service has long provided us with a competitive edge, and we remain well-positioned as an industry leader. Vulcan’s mission drives every aspect of our business, including the pay-for-performance philosophy of our executive compensation program. We believe that our approach to executive compensation appropriately aligns management’s interests with those of our shareholders and other stakeholders and encourages a focus on driving long-term, sustainable shareholder value.

Our mission is to provide quality products and service; to foster the safety, skills and development of our people; to protect the environment; and to create superior, sustainable value for our shareholders.

Vulcan Materials Company	35	2023 PROXY STATEMENT

Compensation Discussion and Analysis

2022 Performance

Financial Performance

In the face of generationally high inflation, continued labor constraints and other macroeconomic headwinds, the company achieved increased EBITDA and consistent growth in aggregates unit profitability, demonstrating the durability and strength of our aggregates-focused business model and the effectiveness of the Vulcan Way of Selling and the Vulcan Way of Operating. These financial results are a testament to the operating strength of our business and the talent of our people. Our balance sheet is sound, and we are confident in our ability to deliver strong results into the future.

Total Revenue ($ in millions)	Net Earnings Attributable to Vulcan ($ in millions)	Adjusted EBITDA[1] ($ in millions)

1.	Adjusted EBITDA is a non-GAAP financial measure. We provide a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure in Annex A to this proxy statement.

Safety Performance

Our collective emphasis and focus on safety in 2022 helped us achieve an all-time company record level of 0.89 MSHA/OSHA injuries per 200,000 hours worked, and an MSHA citation rate of 0.80 compared to an industry average of 1.92. These rates do not include recent acquisitions, including U.S. Concrete, which we acquired in August 2021. We continued to place emphasis on the reduction of serious injuries and fatalities and have experienced a steady decline in our number of injuries that are serious or have the potential to be serious. Our safety performance underscores our strong culture, which is bolstered by an engaged workforce that believes in employee ownership of safety and operational performance. We believe that the more engaged our managers are with their teams and the more engaged our employees are with each other, the safer and more effective our operations will become. In addition, each NEO’s short-term performance-based bonus is dependent, in part, on the company’s safety performance and may be adjusted up or down as much as 20% of target based on measurable performance in safety.

MSHA Reportable and OSHA Recordable Combined Injury Rate Incidents per 200,000 Work Hours

1.	We previously reported an MSHA/OSHA injury rate of 0.99 for 2019; however, subsequent to such reporting, additional injuries were attributed to our 2019 safety record, resulting in a revised MSHA/OSHA injury rate of 1.00.
2.	We previously reported an MSHA/OSHA injury rate of 0.88 for 2020; however, subsequent to such reporting, additional injuries were attributed to our 2020 safety record, resulting in a revised MSHA/OSHA injury rate of 0.93.
3.	This rate does not include recent acquisitions, including U.S. Concrete, Inc., which we acquired in August 2021.

Vulcan Materials Company	36	2023 PROXY STATEMENT

Compensation Discussion and Analysis

Executive Compensation Philosophy

Compensation Principles

The dedication and performance of our employees, including our NEOs, enable us to accomplish our corporate goals. The compensation program for our NEOs is intended to motivate them to achieve Vulcan’s strategic objectives and operational plans while adhering to our high ethical business standards and creating shareholder value.

Vulcan’s executive compensation program is centered on a pay-for-performance philosophy, which aligns executive compensation with shareholder value and ultimately impacts our compensation program design.

OUR THREE COMPENSATION PRINCIPLES
Link a significant portion of compensation to performance. We believe that compensation levels should reflect performance—both Vulcan’s performance and the NEO’s performance. This is accomplished by:

Maintain competitive compensation levels.

We strive to offer programs and levels of compensation that are competitive with those offered by industrial companies of similar size, value and complexity in order to attract, retain and reward our NEOs.

●Motivating, recognizing and rewarding individual excellence
●Paying short-term cash incentives based upon company financial performance and individual performance
●Linking long-term incentives to company stock performance through the use of Performance Share Units (PSUs), Restricted Stock Units (RSUs) and Stock-Only Stock Appreciation Rights (SOSARs)

Align management’s interests with those of shareholders.

Our program encourages NEO retention and motivates our NEOs to increase long-term shareholder value by granting long-term equity-based awards each year and tying short-term cash incentives to the achievement of economic profit targets closely aligned with the creation of shareholder value.

Our NEOs are primarily rewarded through performance-based cash and equity incentive awards, with only a small portion of their overall compensation awarded in the form of base salary. This serves to both encourage and recognize strong company performance and stock price growth, further driving shareholder value.

Long-term equity incentives are awarded through a combination of PSUs, RSUs and SOSARs in order to tie executive compensation more closely to company performance. The diagrams below depict each element of target compensation expressed as a percentage of total target direct compensation for our Chief Executive Officer and other NEOs, expressed as an average, for 2022.

CEO Compensation	Other Neos

1.	SOSARs means Stock-Only Stock Appreciation Rights. Restricted Stock refers to Restricted Stock Units (RSUs). Performance Shares refers to Performance Share Units (PSUs).

Vulcan Materials Company	37	2023 PROXY STATEMENT

Compensation Discussion and Analysis

Key Pay Elements

The following chart summarizes the key pay elements for our NEOs. The Compensation Committee generally targets each element of compensation for our NEOs at the 50th percentile of the market as determined by a benchmarking analysis of total compensation relative to market data, subject to individual variation based on the Compensation Committee’s assessment of each executive’s performance, experience and responsibilities as well as internal equity considerations. Each element is described in detail beginning on page 42 in the Section “Elements of Compensation.”

*	EBITDA Economic Profit (EBITDA EP) is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to our results reported under GAAP.

Shareholder Engagement and Say on Pay Results

At our 2022 Annual Meeting of Shareholders, over 96% of the votes cast were in favor of the advisory vote to approve the compensation of our NEOs (“Say on Pay” vote). We believe the results of the 2022 Say on Pay vote demonstrate continued strong shareholder support for our current compensation program. Furthermore, during our shareholder engagement discussions over the course of 2022 and early 2023, shareholders were generally supportive of our executive compensation program and the accompanying disclosures.

We value the views of our shareholders and believe ongoing engagement is important to ensuring that our executive compensation program remains aligned with their interests.

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Compensation Discussion and Analysis

Compensation Practices

Our compensation program incorporates best practices that we believe drive performance, while mitigating risk and aligning the interests of our executives with those of our shareholders. The table below highlights key features of our compensation practices.

WHAT WE DO	WHAT WE DON’T DO
●Tie pay to performance by ensuring that a significant portion of NEO compensation is variable and performance-based
●Apply a market based approach for determining target compensation
●Utilize PSUs as a substantial portion of long-term incentive awards
●Apply “Double-Trigger” change of control vesting requirement for long-term incentive awards
●Require substantial share ownership under our stock ownership guidelines
●Prohibit transactions by our directors and officers intended to hedge or offset the market value of Vulcan stock owned by them
●Subject cash and equity-based incentive compensation to a clawback policy
●Consider feedback provided by our shareholders related to executive compensation matters

●Provide employment contracts for our executives
●Permit repricing of stock options or SOSARs without shareholder approval
●Allow pledging by our directors and officers of Vulcan shares as collateral for loans or any other purpose
●Provide excessive change of control benefits. Our Change of Control Agreements do not provide for:
–“Single-trigger” vesting of long-term incentive awards;
–Inclusion of long-term incentive value in the calculation of cash severance; or
–Excise tax gross-ups

The Role of Individual Performance

Each NEO’s base salary and annual bonus is determined through thoughtful consideration of individual performance, company performance, competitive market pay and individual responsibilities and experience.

Ceo Evaluation

With respect to our CEO, the independent members of our Board use a formal process for evaluating his performance. Each Board member provides a written evaluation in the areas of leadership, strategic planning, financial performance, safety performance, customer relations, personnel management, communications, board relations and overall performance. In its performance deliberations, the Compensation Committee has access to this input from the full Board and independently assesses the CEO’s performance.

Other Neos Evaluation

For our NEOs other than our CEO, the Compensation Committee reviews performance reports, as prepared by our CEO. Individual performance is based primarily on the extent to which each NEO achieves a series of set goals throughout the period.

Our compensation program is intended to motivate our NEOs to achieve Vulcan’s strategic goals and operational plans while adhering to our high ethical business standards and creating shareholder value.

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Compensation Discussion and Analysis

Together, Vulcan’s NEOs made impactful contributions to the continued success of the organization in 2022, as evidenced by the following accomplishments:

●	Delivering Adjusted EBITDA* of $1.626 billion, a 12% increase;
●	Driving financial improvements, including increasing Aggregates Cash Gross Profit per ton* by 5%, Aggregates average sales price by 10%, and Aggregates volume by 6%;
●	Expanding our reach through strategic acquisitions in California, Texas, Virginia and Honduras; and
●	Continuing executive level talent development efforts in support of our corporate and division leadership succession planning strategy.

The following are notable individual accomplishments of each NEO in 2022:

Tom Hill CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mr. Hill’s Accomplishments During the Year Included:

●Leading the organization to achieving an all-time company record level of 0.89 MSHA/OSHA combined injury incidents per 200,000 hours worked in the company’s legacy operations (excluding recent acquisitions);
●Executing the Vulcan Way of Selling and the Vulcan Way of Operating, to drive sales execution (as evidenced by increased average sales price and volume) and operating efficiencies (as evidenced by increased aggregates cash gross profit per ton*);

●Enhancing succession planning objectives with respect to senior leadership candidates, including the promotions of a new Chief Financial Officer and a new Chief Human Resources Officer, along with new division presidents; and
●Providing executive leadership support to further strengthen our diversity, equity and inclusion efforts on a national and local level, which resulted in increased diversity of new hires and at the senior leadership level.

Tom Baker CHIEF OPERATING OFFICER

Mr. Baker’s Accomplishments During the Year Included

●Leading the Legacy Vulcan operations to achieve an MSHA/ OSHA rate of 0.89 and an MSHA citations per inspection rate of 0.80, compared to an industry average of 1.92, through efforts in the prevention of Significant Injuries and Fatalities (SIF) concentrating on program structure, high risk education, and event learnings;
●Leading the organization to achieve a citation free inspection rate of 98% through continuous improvement of our environmental programs as well as a focus on support for our operations personnel;

●Continuing executive leadership to the Vulcan Way of Operating, growing a multifaceted proprietary digital training library focused on developing our hourly workforce and driving best practices across our operations; and
●Providing executive leadership to develop and begin implementation of a multi-year plan to afford greater flexibility relative to supply chain disruptions relating to fueling infrastructure, major mobile equipment, fixed equipment and fleet vehicles.

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Compensation Discussion and Analysis

Stan Bass CHIEF STRATEGY OFFICER

Mr. Bass’ Accomplishments During the Year Included:

●Providing leadership for the enterprise-wide growth strategies, including the Vulcan Way of Selling and Logistics Innovation, driving customer value and bookings through increased customer interactions, and implementing meaningful technology;
●Completing the divestiture of the company’s ready mix operations in New York, New Jersey and Pennsylvania for a purchase price of $180 million;

●Successfully identifying, pursuing and closing on strategic acquisitions, including greenfield sites and distribution sites, in support of expanding our reach while also adding to our current reserve position; and
●Developing a company-wide land management strategy to identify and increase earnings through alternative sources.

Mary Andrews Carlisle SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Ms. Carlisle’s Accomplishments During the Year Included:

●Achieving a 12% increase to Adjusted EBITDA* and a 5% increase to Aggregates Cash Gross Profit per Ton* despite considerable inflationary and macroeconomic headwinds, and reducing Net Debt to Adjusted EBITDA* leverage to 2.3x;
●Hosting an Investor Day to clearly and transparently communicate the company’s strategy and long-term targets, as well as our strategic disciplines, with in-person participation representing more than 30% of the company’s outstanding shares;

●Continuing to follow our longstanding capital allocation priorities by reinvesting in our franchise via operating and maintenance capital, continuing to invest in EBITDA-producing growth projects, completing several acquisitions and returning capital to shareholders via dividends; and
●Extending the maturities of the revolving credit facility and delayed draw term loan and initiating a commercial paper program to add another source of flexible and cost effective capital.

Denson Franklin SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

Mr. Franklin’s Accomplishments During the Year Included:

●Leading an internal review of external legal resources to assess value and efficiency, succession planning and diversity, equity and inclusion profiles and programs;
●Developing a Business Continuity Plan and designing and completing a cyber-incident tabletop exercise for the company with leadership from multiple departments participating;

●Leading the company’s ESG program by establishing an internal ESG governance committee and coordinating with the company’s risk and legal departments to address ESG concerns in the company’s enterprise risk management program; and
●Providing senior leadership team support for Diversity & Inclusion Council, and promoting Diversity, Equity and Inclusion efforts inside and outside the legal department and the company.

*	Adjusted EBITDA, Aggregates Cash Gross Profit per ton, and Net debt to Adjusted EBITDA are non-GAAP financial measures. We provide a reconciliation of these measures to the most directly comparable GAAP financial measure in Annex A to this proxy statement

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Compensation Discussion and Analysis

Suzanne Wood FORMER SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Ms. Wood’s Accomplishments During the Year Included:

●Providing strong financial leadership during the third year of the pandemic and its related uncertainty and inflationary pressures, as evidenced by enhancing our financial position through disciplined management of our liquidity and balance sheet structure;
●Continuing to improve and strengthen shareholder outreach, leveraging in-person and virtual meetings and conferences, in order to communicate in a fulsome and transparent manner, including with respect to facilitating the transition of Ms. Carlisle as CFO; and

●Continuing the momentum of our training and development efforts, delivering various supervisory and leadership programs in each division to drive employee and bench-strength development in support of the Vulcan Way of Operating.

Elements of Compensation

The elements of our executive compensation program, all of which are discussed in greater detail below, include:

Total Direct Compensation Elements:

●	Base salary
●	Short-term performance-based cash incentive
●	Long-term equity incentives

Other Compensation Program Elements:

●	Benefits and perquisites
●	Change of control agreements
●	Retirement benefits

Base Salary

The base salary element of our compensation program is designed to be competitive with compensation paid to similarly-situated, competent and skilled executives employed at peer organizations.

The Compensation Committee uses the following factors to determine if base salary adjustments are appropriate for our NEOs:

●	Performance relative to the pre-established goals and objectives in his or her areas of responsibility
●	Changes in responsibilities
●	Overall managerial effectiveness with respect to leadership planning, personnel development, communications, strategy execution and similar matters
●	Competitive pay levels for similarly-situated executives set forth in compensation surveys and within our peer group
●	Level of expertise and potential for future contributions to the company, retention risks and equity within our overall salary program
●	Economic environment and its impact on the company

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Compensation Discussion and Analysis

We review the base salaries of the NEOs annually and also at the time of any promotion or change in responsibilities. The following table sets forth the annual base salary of each of our NEOs as of December 31, 2022, as well as each NEO’s year-over-year percentage increase in base salary:

Name	Position	2021 Salary	2022 Salary	Year-Over- Year Increase
Tom Hill	Chairman, President and Chief Executive Officer	$1,235,000	$1,235,000	0.0%
Tom Baker	Chief Operating Officer	$705,000	$728,000	3.3%
Stan Bass	Chief Strategy Officer	$672,000	$695,000	3.4%
Mary Andrews Carlisle*	Senior Vice President and Chief Financial Officer	$297,000	$550,000	85.2%
Denson Franklin	Senior Vice President, General Counsel and Secretary	$541,000	$558,000	3.1%
Suzanne Wood*	Former Senior Vice President and Chief Financial Officer	$717,000	$739,000	3.1%

*	Effective September 1, 2022, Ms. Wood retired as the company’s Senior Vice President and Chief Financial Officer, and Ms. Carlisle, who previously served as the company’s Vice President, Finance, was appointed as the company’s Senior Vice President and Chief Financial Officer.

To further our goal of aligning the executives’ interests with those of our shareholders, we generally reward superior performance through our short-term cash incentive program and long-term equity-based incentives rather than through base salary.

Short-Term Performance-Based Incentive

Our short-term cash incentive program is designed to motivate our executives, including the NEOs, and reward them with cash payments for achieving quantifiable, pre-established business results and individual performance goals. We pay short-term incentives to all of our NEOs under the shareholder-approved Executive Incentive Plan (EIP).

In order for the NEOs to be eligible to receive a cash bonus, the company must attain a minimum performance threshold for the year, as established by the Compensation Committee. The minimum performance threshold is only used to determine each NEO’s eligibility for a short-term cash bonus payment. If the Compensation Committee determines that either of the minimum performance thresholds are met, our NEOs may receive a short-term cash bonus. In 2022, company performance exceeded each of these established minimum thresholds.

At the beginning of the plan year, the Compensation Committee determined the target bonus as well as the maximum bonus payable for each NEO. After considering 2022 company and individual performance, the Compensation Committee exercised downward discretion from the maximum bonus amount to determine each NEO’s actual bonus amount.

The Compensation Committee used EBITDA Economic Profit (EBITDA EP*), which incorporates Return on Capital Employed (ROCE), as its short-term financial incentive metric in determining the actual bonus amount payable to each NEO. We believe this metric provides an incentive for management to carefully consider deployment of capital to the extent the company increases capital expenditures during the current economic cycle. EBITDA EP measures the extent to which Adjusted EBITDA* exceeds an operating capital charge.

Adjusted EBITDA EP* is based on Adjusted EBITDA, but includes other performance adjustments, such as business acquisition performance versus planned performance. The operating capital charge is based on the company’s average assets and liabilities associated with Adjusted EBITDA EP multiplied by the estimated pretax cost of capital. We believe that changes in EBITDA EP positively correlate with changes in shareholder value better than other commonly used financial performance measures.

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Compensation Discussion and Analysis

The 2022 EBITDA EP target of $694.8 million was based on performance during the preceding three years, weighted most heavily on the most recent fiscal year, less certain gains on sales of property or assets. The Compensation Committee authorized actual cash bonuses for 2022 based on EBITDA EP of $782.2 million, which was $87.4 million above the target.

The Compensation Committee also considered the company’s safety performance when determining actual bonuses payable to our NEOs. In 2022, the company changed the short-term safety bonus metrics to reflect both outcome (MSHA/OSHA combined incident injury rate) and performance (fatality prevention) metrics. The safety bonus metrics may increase or decrease each NEO’s bonus multiple by up to 20 points. A bonus multiple point is equal to 1% of the NEO’s target bonus. For 2022, the company achieved an industry leading MSHA/OSHA combined incident injury rate (excluding incidents that occurred on a public roadway where the company’s driver was not at fault and excluding recent acquisitions) of 0.89 for every 200,000 employee hours worked. Because the company achieved an MSHA/OSHA injury rate (excluding incidents that occurred on a public roadway where the company’s driver was not at fault and excluding recent acquisitions) of less than 1.0 per 200,000 employee hours worked, facilities completed 100% of their quarterly fatality risk assessments, and facilities completed 100% of the executive reviews related to serious or potentially serious incidents, each NEO received an increase of 17.5 points to the performance bonus multiple used to calculate his or her bonus for 2022.

The table below shows the target bonus, the maximum bonus payable under the EIP, and the actual cash bonus paid to each NEO based on 2022 company and individual performance.

Name	Base Salary	“Target Bonus” as a Percentage of Base Salary	Target Bonus Amount	Maximum Bonus(1)	Cash Bonus Paid Based on 2022 Performance
Tom Hill	$1,235,000	160%	$1,976,000	$4,940,000	$2,598,400
Tom Baker	$728,000	100%	$728,000	$1,820,000	$957,300
Stan Bass	$695,000	90%	$625,500	$1,563,750	$822,500
Mary Andrews Carlisle	$550,000	75%	$412,500	$1,031,250	$548,400
Denson Franklin	$558,000	70%	$390,600	$976,500	$513,600
Suzanne Wood	$739,000	95%	$702,050	$1,755,125	$615,500

1.	Under the EIP, bonus payments may be up to 4 times each NEO’s target amount (but not to exceed $7 million). However, the amounts in this column equal 2.5 times the NEO’s target bonus, which is the maximum allowed by the Compensation Committee.
*	Cash earnings, EBITDA, Adjusted EBITDA, EBITDA EP and Adjusted EBITDA EP are non-GAAP financial measures. See Annex A for a reconciliation of non-GAAP financial measures to our results reported under GAAP.

Long-Term Equity Incentives

Our long-term equity incentive compensation program rewards the NEOs based on the future performance of the company by incentivizing the creation of shareholder value. The goals of the long-term incentive program are to:

●	Ensure NEOs’ financial interests are aligned with our shareholders’ interests
●	Motivate decision-making that improves financial performance over the long-term
●	Recognize and reward superior financial performance of the company
●	Provide a retention element to our compensation program
●	Promote compliance with the stock ownership guidelines for executives

Based principally on data and analysis from its independent compensation consultant, the Compensation Committee establishes a target long-term equity incentive opportunity, expressed as a percentage of each NEO’s base salary, to be used when granting long-term equity awards.

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Compensation Discussion and Analysis

Our 2016 Plan, approved by our shareholders at our 2016 Annual Meeting of Shareholders, provides for the grant of multiple types of awards, including those listed below, that the Compensation Committee may use, at its discretion, for granting long-term incentives:

●	stock options
●	SOSARs
●	PSUs
●	RSUs

In recent years, the Compensation Committee has used a combination of PSUs, RSUs and SOSARs for annual equity incentive grants to our NEOs.

2022 Long-Term Incentive Grants

Annually at its February meeting, the Compensation Committee grants long-term incentive awards. All such equity-based awards are valued on the date of the grant. Typically, equity-based incentive grants are only made annually unless a hire or promotion occurs during the year.

In 2022, the Compensation Committee made annual long-term incentive grants to the NEOs in the form of a combination of PSUs, RSUs and SOSARs. PSU grants comprised 60% of the total target value of the annual long-term incentive grants made to each NEO, while RSUs and SOSARs each comprised 20%. The Compensation Committee normally grants a combination of equity-based awards that produce an award value on the date of the grant that approximates the 50th percentile level of awards made to similarly-situated executives determined by our competitive market analysis. However, the Compensation Committee may make adjustments each year to the number of units granted based on its assessment of each executive’s performance, experience and responsibilities, as well as internal equity considerations.

The table below shows the target long-term incentive amount of each NEO:

Name	Base Salary	“Target LTI” as a Percentage of Base Salary	Target LtI Amount
Tom Hill	$1,235,000	550%	$6,792,500
Tom Baker	$728,000	275%	$2,002,000
Stan Bass	$695,000	235%	$1,633,250
Mary Andrews Carlisle	$550,000	200%	$1,100,000
Denson Franklin	$558,000	175%	$976,500
Suzanne Wood	$739,000	260%	$1,921,400

A summary of all long-term incentive (LTI) grants made to NEOs in 2022 is as follows:

	2022 Annual Grants
Name	Sosars	Psus	Rsus	Total Lti Grants
Tom Hill	22,400	22,000	7,300	51,700
Tom Baker	6,600	6,500	2,200	15,300
Stan Bass	5,400	5,300	1,800	12,500
Mary Andrews Carlisle	3,600	3,600	1,200	8,400
Denson Franklin	3,200	3,200	1,100	7,500
Suzanne Wood	6,300	6,200	2,100	14,600

These awards are also reflected in the Summary Compensation Table on page 53 and the Grants of Plan-Based Awards table on page 55.

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Compensation Discussion and Analysis

Performance Share Units

PSUs, which comprised 60% of each NEO’s target LTI award in 2022, provide an opportunity for our executives to earn Vulcan stock if performance goals established by the Compensation Committee are met over a three-year performance period. For PSUs granted in 2022, performance will be measured 50% based on the company’s total shareholder return (TSR) percentile rank relative to the TSR of the S&P 500, and 50% based on the company’s growth rate of Aggregates Cash Gross Profit per ton3, each averaged over the three-year period ending December 31, 2024.

The Compensation Committee chose the S&P 500 as the comparison group for relative TSR performance because it is a broad and stable index group that represents investors’ alternative capital investment opportunities. Vulcan is also a member of the S&P 500. The Compensation Committee believes that our annual average growth rate of Aggregates Cash Gross Profit per ton adds balance to our PSU program by including an internal financial measure in combination with our historical use of relative TSR. The Committee views our Aggregates Cash Gross Profit per ton as an important measure of our long-term financial performance that further aligns our compensation program with company performance.

The following table shows the payout percentage of 2022 PSUs that may vest over the three-year period based on potential levels of performance:

PERFORMANCE SHARE UNIT PAYMENT TABLE(1)

Three-Year Average Tsr Percentile Rank Relative to S&P 500 Index	% of PSUs Payable(2)	+	Average Annual Growth Rate Aggregates Cash Gross Profit(3) Per Ton	% of PSUs Payable(2)
75th or greater (Maximum)	100		9.5% or greater (Maximum)	100
50th (Target)	50		4.5% (Target)	50
25th (Threshold)	12.5		0.5% (Threshold)	12.5
Less than 25th	0		Less than 0.5%	0

1.   If the company’s three-year average TSR relative to the S&P 500 Index is at the 50th percentile, one half of the full award is paid. If the company’s three-year average annual growth rate of Aggregates Cash Gross Profit per ton is 4.5%, the remaining one half of the full award is paid. The payout is adjusted incrementally for performance above and below target and can range from 0% to 200%.

2.    Payouts are interpolated for returns between threshold and target, and target and maximum. Payment is made in the form of Vulcan common stock.

3.    Aggregates Cash Gross Profit per ton is a non-GAAP financial measure. See Annex A for a reconciliation of non- GAAP financial measures to our results reported under GAAP.

Stock-Only Stock Appreciation Rights

SOSARs, which comprised 20% of each NEO’s target LTI award in 2022, provide value to the executives only if the market value of our common stock appreciates over time. SOSARs entitle the recipient to receive, at the time of exercise, shares of Vulcan stock with a market value equal to the excess of the market price of Vulcan stock on the date the SOSARs are exercised, over the exercise price (the closing price of Vulcan stock on the date of grant) multiplied by the number of SOSARs exercised. SOSARs have a ten-year term and vest at a rate of one-third annually over the first three years of the term.

Restricted Stock Units

RSUs, which comprised 20% of each NEO’s target LTI award in 2022, provide value through long-term stock price performance, thus aligning the interests of our executives with those of our shareholders. RSUs vest on the third anniversary of the grant date and are then paid in the form of Vulcan common stock.

Payments of Prior Grants

In February 2022, all of the NEOs other than Mr. Franklin received payment for PSUs that were granted in 2019, which vested on December 31, 2021, based on our results relative to the established performance criteria. These PSUs were paid out at 140.9% of the original grant amount. The PSU payment percentage of 140.9% was based on TSR performance of our common stock relative to the TSR performance of the companies that comprise the S&P 500 Index during the three-year performance period.

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Compensation Discussion and Analysis

Payment Calculation for PSUs Granted in 2019 and Paid February 11, 2022

Name	Units Granted in 2019	Percentage Payable	Units Payable
Tom Hill	27,000	140.9%	38,043
Tom Baker	6,700	140.9%	9,441
Stan Bass	6,000	140.9%	8,454
Mary Andrews Carlisle	360	140.9%	508
Denson Franklin(1)	0	—	0
Suzanne Wood	7,900	140.9%	11,132

1.    Mr. Franklin joined Vulcan in December 2019 and therefore did not receive PSUs in 2019.

Benefits and Perquisites

NEOs participate in each of the benefit plans or arrangements that generally are made available to all salaried employees, including medical and dental benefits and life, accidental death and disability insurance.

We provide individual long-term disability coverage for our NEOs that insures base salary and target bonus in excess of that insured under the group contract up to a maximum of $700,000 in covered compensation.

We reimburse NEOs for qualified expenses incurred while using personal vehicles for company business based on a fixed and variable rate reimbursement program.

We also make the company-owned aircraft available to the CEO and other senior executives for business travel. In addition, the aircraft is available to the CEO for personal use, subject to the policy described below. In certain limited circumstances, such as when a particular use is incidental to company business or is otherwise extraordinary (e.g., a medical emergency), an NEO may use the aircraft for personal travel without reimbursement to the company, provided that such use is considered for inclusion in the applicable NEO’s taxable income for the year.

Pursuant to a Board-approved policy, the CEO is permitted to use the company’s corporate aircraft for personal travel outside of the aforementioned limited circumstances, without reimbursement to the company, up to a maximum value of $150,000 per year. Mr. Hill used the company-owned aircraft for such personal reasons in 2022 on 15 occasions, and the cumulative amount attributable to those uses was less than $150,000.

In addition, in 2022, Ms. Wood used the company-owned aircraft for commuting or for personal use on 5 occasions, and Mr. Bass used the aircraft for commuting or for personal use on 1 occasion. None of Mr. Baker, Ms. Carlisle or Mr. Franklin used the aircraft for commuting or for personal use.

In accordance with the company’s policy, none of the flights mentioned above required reimbursement to the company, and each was considered for inclusion in the applicable NEO’s taxable income for the year. Except as set forth above, none of the other NEOs received a personal benefit from the use of company-owned aircraft.

We do not provide other significant perquisites to the NEOs.

The Compensation Committee reviews our policies and determines whether and to what extent perquisites should be modified or continued.

Change of Control Agreements

Vulcan has entered into Change of Control Employment Agreements (COC Agreements) with each of the continuing NEOs. Each of the COC Agreements covers a term of three years and will be automatically extended annually for subsequent three-year terms unless Vulcan gives prior notice of non-extension.

In the event of a change of control, the COC Agreements entitle the executives to continue employment with Vulcan for two years following the change of control, during which time period the executive will continue to hold a position and duties, and receive compensation and benefits, commensurate with the practices in effect during the four-month period prior to the change of control.

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Compensation Discussion and Analysis

Severance benefits under each COC Agreement will be payable following a qualifying termination (termination by the executive for good reason or by Vulcan without cause) that occurs within two years following (or prior to, but in connection with) a change of control. A change of control is defined to include: (a) the acquisition of 30% or more of the outstanding Vulcan stock or voting power by an individual, entity or group; (b) a change in the majority of the board of directors of Vulcan that is not endorsed by the incumbent board of directors; (c) consummation of a reorganization, merger, consolidation or similar corporate transaction that results in a new group holding at least 50% of the beneficial ownership of the outstanding Vulcan stock or voting power; and (d) approval by Vulcan shareholders of a complete liquidation or dissolution of the company.

The COC Agreements provide for a payment of three times the sum of base salary and average bonus upon a change of control.

We entered into the COC Agreements with our NEOs to provide for retention and continuity in order to minimize disruptions during a pending or anticipated change of control. For a detailed description of these change of control benefits, refer to “Change of Control Agreements and Related Cash Severance Benefits” on page 61.

Retirement Benefits

Retirement benefits are an important component of our executive compensation program. We offer employees, including our NEOs, a program that provides the opportunity to accumulate income for retirement. We periodically review our benefits program against our peer group with the goal of ensuring that our program remains competitive. The key components of our retirement program are as follows:

Benefit	Background
Retirement Plan*

The Vulcan Materials Company Pension Plan (Pension Plan) (the Chemicals and Salaried Pension Plans were merged effective November 30, 2020) covers all salaried employees of the company hired prior to July 15, 2007. Messrs. Hill and Bass and Ms. Carlisle are eligible to participate in the Pension Plan. As of December 31, 2013, benefits under the Pension Plan were frozen. The plan was amended to freeze service accruals effective December 31, 2013, and pay accruals effective December 31, 2015.

Supplemental Plan*

The Vulcan Nonqualified Retirement Plan (Nonqualified Plan) provides for benefits that are curtailed under the Pension Plan and the 401(k) Plan due to Internal Revenue Service pay and benefit limitations for qualified plans. This plan is designed to provide retirement income benefits, as a percentage of pay, which are similar for all employees regardless of compensation levels. The Nonqualified Plan eliminates the effect of tax limitations on the payment of retirement benefits, except to the extent that it is an unfunded plan and a general obligation of the company. As of December 31, 2013, pension plan benefits under the Nonqualified Plan were frozen. The plan was amended to freeze service accruals effective December 31, 2013, and pay accruals effective December 31, 2015. Supplemental 401(k) benefits continue to accrue under this plan.

401(k) Plan	This plan has two components: (1) an employee contribution feature with company matching and (2) an annual employer contribution.

*   A discussion of all retirement benefits provided to the NEOs is set forth under the heading “Retirement Benefits” beginning on page 59.

Compensation Decision Approach

COMPENSATION COMMITTEE	COMPOSED ENTIRELY OF INDEPENDENT DIRECTORS

The Compensation Committee administers our executive compensation program in accordance with our Compensation Committee Charter. The current charter is available at www.vulcanmaterials.com. On our website, select “Investor Relations,” then “Governance.” From there, you can visit our “Committee Composition” page, which lists the composition of our board committees and provides links to their respective charters.

In accordance with our Compensation Committee Charter, the Compensation Committee:

●	Annually reviews and approves corporate goals and objectives relevant to the CEO’s compensation
●	Reviews the CEO’s performance and independent compensation consultant’s recommendations and, accordingly, determines the CEO’s compensation
●	Presents the CEO’s overall compensation package to the entire Board of Directors for ratification
●	Reviews and sets base salary and short- and long-term incentives for other NEOs
●	Monitors market practices and reviews and approves any modifications to the company’s executive compensation program
●	Interprets and administers the Executive Incentive Plan, Management Incentive Plan, 2006 Omnibus Long-Term Incentive Plan and 2016 Omnibus Long-Term Incentive Plan

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Compensation Discussion and Analysis

INDEPENDENT COMPENSATION CONSULTANT	MERIDIAN COMPENSATION PARTNERS, LLC (MERIDIAN)

Meridian is engaged by and reports to the Compensation Committee and occasionally meets with management to discuss compensation initiatives and issues. Meridian does not provide any other services to the company. The Compensation Committee determined that Meridian’s work as the Compensation Committee’s compensation consultant did not present any conflicts of interest in 2022.

In 2022, Meridian:

●	Provided the Compensation Committee with observations and recommendations on compensation and benefits for our CEO and other NEOs
●	Advised and assisted the Compensation Committee in a review of our peer group for 2022 compensation decisions
●	Conducted a benchmarking market study and analysis of executive compensation practices to ensure that our compensation program is reasonable and competitive
●	Had representatives attend all three meetings of the Compensation Committee in 2022

MANAGEMENT

●	Management supports the Compensation Committee by providing information and analyses, and occasionally meets with our independent compensation consultant to discuss compensation initiatives and competitive practices
●	The CEO is responsible for recommending annual performance goals for each of the other NEOs and for conducting annual performance evaluations against such pre-established goals
●	Based on performance and competitive benchmarking reports, the CEO makes recommendations to the Compensation Committee for the compensation of the other NEOs

Benchmarking Compensation and Peer Group Development

On an annual basis, the Compensation Committee reviews a benchmarking analysis of total compensation for our CEO and other NEOs relative to market data. Our compensation consultant develops market data appropriate for a company of our size using a combination of peer group data and market surveys. The market data, in combination with consideration of each NEO’s experience, responsibilities and performance, assist the Compensation Committee in making informed, market-based decisions regarding our executive pay program.

The Compensation Committee generally targets each element of compensation for our NEOs at the 50th percentile of the market as determined by the benchmarking analysis, subject to individual variation based on the Compensation Committee’s assessment of each executive’s performance, experience and responsibilities as well as internal equity considerations.

Peer Group

The Compensation Committee considered several factors in selecting our peer group, including industry (with a focus on construction, materials and mining), revenue size, market capitalization and operating margins. At the end of 2022, our revenues ranked near the median of the peer group and our market capitalization was above the 75th percentile. Our peer group for 2022 consisted of the following 25 companies:

●	Air Products and Chemicals, Inc.
●	Allison Transmission Holdings, Inc.
●	Armstrong World Industries, Inc.
●	Ball Corporation
●	Cabot Corporation
●	Celanese Corporation
●	CF Industries Holdings, Inc.
●	Cleveland-Cliffs Inc.
●	Dover Corporation
●	Eagle Materials Inc.
●	Eastman Chemical Company
●	Ecolab Inc.
●	Fortune Brands Home & Security, Inc.
●	Lennox International Inc.
●	Martin Marietta Materials, Inc.
●	Masco Corporation
●	Minerals Technologies Inc.
●	NewMarket Corporation
●	Newmont Corporation
●	Owens Corning
●	Packaging Corporation of America
●	Summit Materials, Inc.
●	The Mosaic Company
●	The Timken Company
●	Westlake Chemical Corporation

Vulcan Materials Company	49	2023 PROXY STATEMENT

Compensation Discussion and Analysis

Stock Ownership Guidelines

To align the interests of the NEOs with our shareholders’ interests and to promote a long-term focus for these officers, the company maintains executive stock ownership guidelines for the officers of the company, including the NEOs. The guidelines are based on the Compensation Committee’s assessment of market practices. The stock ownership requirements are higher for the CEO than for the other NEOs. The following table details the guidelines for each NEO, expressed as a multiple of base salary:

Name	Stock Value as a Multiple of Base Salary
Tom Hill	7x
Tom Baker	4x
Stan Bass	3x
Mary Andrews Carlisle	4x
Denson Franklin	3x
Suzanne Wood	4x

The Compensation Committee reviews compliance with the ownership guidelines on an annual basis. As of March 1, 2023, all of our continuing NEOs met or exceeded our ownership guidelines except Ms. Carlisle, who was promoted effective September 1, 2022, and Mr. Franklin, who joined Vulcan in December 2019. Ms. Carlisle and Mr. Franklin have until September 2027 and December 2024, respectively, to meet such guidelines.

What Counts Toward the Guidelines

●	Shares owned personally
●	Shares in the Vulcan 401(k) plan or other qualified retirement plans
●	Shares in the company’s deferred compensation and nonqualified retirement plans
●	RSU grants
●	Shares owned by a family member, shares held in trust for the benefit of the NEO or a family member, or shares held in trust for which such officer is trustee

What Does Not Count Toward the Guidelines

●	“In the money” value of vested SOSARs
●	Unvested PSUs

Share Retention Requirements

Pursuant to the equity retention policy in our stock ownership guidelines, all NEOs are required to retain 50% of net shares paid as incentive compensation until such officer meets or exceeds the applicable ownership guidelines.

Risk, Accounting and Tax Considerations

Our compensation program is balanced, focused and gives considerable weight to the long-term performance of the company. Under this structure, the highest amount of compensation can only be achieved through consistent superior performance over sustained periods of time. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among current cash payments and long-term equity-based incentive awards. The Compensation Committee retains the discretion to adjust compensation for quality of performance and adherence to the company’s values.

Vulcan Materials Company	50	2023 PROXY STATEMENT

Compensation Discussion and Analysis

Based on the foregoing features of our compensation program, the Compensation Committee has concluded that risks arising from compensation policies and practices for employees of the company and its affiliates are not reasonably likely to have a material adverse effect on the company as a whole.

In administering the compensation program for NEOs, the Compensation Committee considers the consequences under applicable tax law and financial accounting standards in our analysis of total compensation and the mix of compensation elements, base salary, bonus and long-term incentives. In that regard, Section 162(m) of the Code generally prohibits public companies from taking a tax deduction for compensation that is paid to any one of certain employees (generally, our Chief Executive Officer and other NEOs, excluding our Chief Financial Officer in the case of tax years commencing before 2018) in excess of $1,000,000. For tax years prior to January 1, 2018, Section 162(m) allowed us to deduct certain qualified performance-based compensation. Historically, we therefore intended that bonus payments under the EIP and grants of long-term incentives under our 2016 Plan would qualify as qualified performance-based compensation; however, we have always maintained the flexibility to grant awards that may not be tax-deductible. Section 162(m) was amended in December 2017, and for taxable years beginning January 1, 2018, the qualified performance-based compensation deduction is no longer available, except in limited situations that are eligible for transition relief. We are therefore not currently eligible to take a deduction under Section 162(m) for qualified performance-based compensation except in limited grandfathered situations, for which we may not qualify. The Compensation Committee maintains (and has maintained) the discretion to modify compensation that was initially intended to be exempt from Section 162(m), to the extent permitted by applicable law and the relevant governing documents, if it determines that such modifications are consistent with Vulcan’s business needs.

Vulcan Materials Company	51	2023 PROXY STATEMENT

Compensation
Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as set forth above with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Dated: February 10, 2023

COMPENSATION COMMITTEE

Thomas A. Fanning, Chair

Melissa H. Anderson

James T. Prokopanko

Lee J. Styslinger, III

Vulcan Materials Company	52	2023 PROXY STATEMENT

Executive
Compensation

SUMMARY COMPENSATION TABLE

The following table sets forth, for the three most recently completed fiscal years, information concerning the compensation of our NEOs for the fiscal year ended December 31, 2022:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(3) ($)	All other Compensation(4) ($)	Total ($)
J. Thomas Hill Chairman, President and Chief Executive Officer	2022	1,235,000	—	5,429,583	1,356,768	2,598,400	(1,009,604)	471,392	10,081,539
	2021	1,229,167	—	5,194,408	1,294,312	2,620,900	(354,681)	436,008	10,420,114
	2020	1,188,333	—	4,406,955	1,104,570	2,237,200	568,485	377,488	9,883,031
Thompson S. Baker, II Chief Operating Officer	2022	724,167	—	1,612,197	399,762	957,300	—	150,639	3,844,065
	2021	701,500	—	1,315,040	328,797	997,400	—	155,662	3,498,399
	2020	680,667	—	1,192,155	302,734	850,100	—	150,591	3,176,247
Stanley G. Bass Chief Strategy Officer	2022	691,167	—	1,315,701	327,078	822,500	(467,288)	155,720	2,844,878
	2021	668,667	—	1,167,098	287,045	987,700	(108,639)	173,738	3,175,609
	2020	648,834	—	1,031,415	261,824	765,400	375,914	150,492	3,233,879
Mary Andrews Carlisle(5) Senior Vice President and Chief Financial Officer	2022	507,844	—	889,488	218,052	548,400	(68,624)	59,975	2,155,135

Denson N. Franklin, III Senior Vice President, General Counsel and Secretary	2022	555,167	—	796,833	193,824	513,600	—	108,043	2,167,467
	2021	536,667	—	673,958	167,008	595,300	—	87,847	2,060,780
	2020	512,501	—	642,960	159,549	497,900	—	33,803	1,846,713
Suzanne H. Wood(6) Former Senior Vice President and Chief Financial Officer	2022	551,531	—	1,538,073	381,591	615,500	—	159,323	3,246,018
	2021	713,500	—	1,364,354	339,235	958,100	—	226,966	3,602,155
	2020	692,667	—	1,232,340	306,825	817,000	—	198,998	3,247,830

Vulcan Materials Company	53	2023 PROXY STATEMENT

Executive Compensation

1.	Pursuant to the rules of the SEC, we have provided a grant date fair value for Stock Awards and Option Awards in accordance with the provisions of FASB ASC Topic 718. For Option Awards (including SOSARs), the fair value is estimated as of the date of grant using the Black-Scholes option pricing model, which requires the use of certain assumptions, including the risk-free interest rate, dividend yield, volatility and expected term. The risk-free interest rate is based on the yield at the date of grant of a U.S. Treasury security with a maturity period equal to or approximating the option’s expected term. The dividend yield assumption is based on our historical dividend payouts adjusted for current expectations of future dividend payouts. The volatility assumption is based on the historical volatility, and expectations regarding future volatility, of our common stock over a period equal to the option’s expected term. The expected term of options granted is based on historical experience and expectations about future exercises and represents the period of time that options granted are expected to be outstanding. For Performance Share Units, the fair value is estimated on the date of grant using a Monte Carlo simulation model. For the highest performance level, the maximum number of shares payable and the estimated grant date value are 44,000 shares ($8,153,640) for Mr. Hill; 13,000 shares ($2,409,030) for Mr. Baker; 10,600 shares ($1,964,286) for Mr. Bass; 7,200 shares ($1,334,232) for Ms. Carlisle; 6,400 shares ($1,185,984) for Mr. Franklin; and 12,400 shares ($2,297,844) for Ms. Wood. We do not believe that the fair values estimated on the grant date, either by the Black-Scholes model or any other model, are necessarily indicative of the values that might eventually be realized by an executive.
2.	The Executive Incentive Plan (EIP) payments were made on March 13, 2023, for the previous year’s performance. See discussion of the EIP under the heading “Compensation Discussion and Analysis” above.
3.	Includes only the amount of change in pension value because our company does not provide any above market earnings on deferred compensation balances. The year over year change in pension value was attributable to two primary factors, which were: (i) aging (one year closer to retirement) and (ii) change in actuarial assumptions (change in interest rate from 2.47% to 5.07%, and mortality table to Pri-2012 Private retirement plan Mortality White Collar Table, adjusted to 2006 base rates, with generational improvements projected using Scale MP-2021).
Name	AGING (one year closer to retirement) ($)	Change in Assumptions ($)	Total Change ($)
Tom Hill	(153,142)	(856,462)	(1,009,604)
Tom Baker(a)	—	—	—
Stan Bass	83,095	(550,383)	(467,288)
Mary Andrews Carlisle	3,147	(71,771)	(68,624)
Denson Franklin(a)	—	—	—
Suzanne Wood(a)	—	—	—

a.	Ms. Wood and Messrs. Baker and Franklin were hired after 2007 and are not eligible to participate in the company’s defined benefit plan.
4.	Includes qualified defined contribution plan contributions, company-paid life insurance premiums, reimbursement of qualified expenses incurred while using personal vehicles for company business, commuting expenses and personal use of company aircraft, as set forth in the following table.

Breakout detail of all other compensation shown in table below:

Name	Non-Qualified Plan Contributions ($)	Qualified 401(K) Contributions ($)	Company Paid Life Insurance Premiums ($)	Reimbursed Expenses of Personal Vehicle Use ($)	Personal Use of Company Aircraft ($)	Total ($)
Tom Hill	308,345	27,000	912	6,910	128,225	471,392
Tom Baker	122,727	27,000	912	0	0	150,639
Stan Bass	116,639	27,000	912	6,815	4,354	155,720
Mary Andrews Carlisle	26,413	27,000	912	5,650	0	59,975
Denson Franklin	72,980	27,000	912	7,151	0	108,043
Suzanne Wood	111,957	27,000	608	0	19,758	159,323

5.   Ms. Carlisle was not a named executive officer for the fiscal years ended December 31, 2021 and December 31, 2020.

6.   Ms. Wood retired effective September 1, 2022.

Vulcan Materials Company	54	2023 PROXY STATEMENT

Executive Compensation

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grants of plan-based awards in 2022 to our NEOs:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (# of Shares)			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(1) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tom Hill	2/18/2022	0	1,976,000	4,940,000	0	22,000	44,000	7,300	22,400	185.31	6,786,351
Tom Baker	2/18/2022	0	728,000	1,820,000	0	6,500	13,000	2,200	6,600	185.31	2,011,959
Stan Bass	2/18/2022	0	625,500	1,563,750	0	5,300	10,600	1,800	5,400	185.31	1,642,779
Mary Andrews Carlisle	2/18/2022	0	412,500	1,031,250	0	3,600	7,200	1,200	3,600	185.31	1,107,540
Denson Franklin	2/18/2022	0	390,600	976,500	0	3,200	6,400	1,100	3,200	185.31	990,657
Suzanne Wood	2/18/2022	0	702,050	1,755,125	0	6,200	12,400	2,100	6,300	185.31	1,919,664

1.	Exercise price was determined using the closing price of our common stock on the grant date as required under the 2016 Plan.
2.	Amount represents the grant date fair values calculated in accordance with FASB ASC Topic 718. The grant date fair value of $185.31 for the PSUs granted on February 18, 2022 was calculated using a Monte Carlo simulation model. The grant date fair value of $185.31 for the RSUs granted on February 18, 2022 reflects the base price of the award. The grant date fair value of $60.57 for the SOSARs granted on February 18, 2022 was calculated using a Black-Scholes option pricing model. Fair value was calculated on the number of units granted.

Vulcan Materials Company	55	2023 PROXY STATEMENT

Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Certain information concerning unexercised options and stock awards that have not vested for each of the NEOs outstanding as of December 31, 2022, is set forth in the table below:

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock That have not Vested(10) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested(11) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested(10) ($)
Tom Hill	2/7/2013	7,000		0		55.41	2/7/2023
	2/13/2014	12,500		0		66.00	2/13/2024
	2/12/2015	30,800		0		79.41	2/12/2025
	2/12/2016	32,100		0		92.02	2/12/2026
	2/10/2017	23,900		0		122.60	2/10/2027
	2/23/2018	27,200		0		121.69	2/23/2028
	2/19/2019	26,100		0		113.16	2/19/2029
	2/21/2020	18,000	(1)	9,000		133.95	2/21/2030	8,200	(7)	1,435,902	30,060	(4)	5,263,807
	2/19/2021	8,267	(2)	16,533		164.38	2/19/2031	7,900	(8)	1,383,369	23,700	(5)	4,150,107
	2/18/2022	0	(3)	22,400		185.31	2/18/2032	7,300	(9)	1,278,303	22,000	(6)	3,852,420
Tom Baker	3/13/2017	5,500		0		119.59	3/13/2027
	2/23/2018	6,600		0		121.69	2/23/2028
	2/19/2019	6,500		0		113.16	2/19/2029
	2/21/2020	4,934	(1)	2,466		133.95	2/21/2030	2,200	(7)	385,242	8,154	(4)	1,427,847
	2/19/2021	2,100	(2)	4,200		164.38	2/19/2031	2,000	(8)	350,220	6,000	(5)	1,050,660
	2/18/2022	0	(3)	6,600		185.31	2/18/2032	2,200	(9)	385,242	6,500	(6)	1,138,215
Stan Bass	2/19/2019	5,900		0		113.16	2/19/2029
	2/21/2020	4,267	(1)	2,133		133.95	2/21/2030	1,900	(7)	332,709	7,059	(4)	1,236,102
	2/19/2021	1,834	(2)	3,666		164.38	2/19/2031	1,800	(8)	315,198	5,300	(5)	928,083
	2/18/2022	0	(3)	5,400		185.31	2/18/2032	1,800	(9)	315,198	5,300	(6)	928,083
Mary Andrews Carlisle	2/21/2020	0	(1) (12)	0		133.95	2/21/2030	510	(7)	89,306	621	(4)	108,743
	2/19/2021	0	(2) (12)	0		164.38	2/19/2031	420	(8)	73,546	420	(5)	73,546
	2/18/2022	0	(3)	3,600		185.31	2/18/2032	1,200	(9)	210,132	3,600	(6)	630,396
Denson Franklin	2/21/2020	2,600	(1)	1,300		133.95	2/21/2030	1,200	(7)	210,132	4,382	(4)	767,332
	2/19/2021	1,067	(2)	2,133		164.38	2/19/2031	1,000	(8)	175,110	3,100	(5)	542,841
	2/18/2022	0	(3)	3,200		185.31	2/18/2032	1,100	(9)	192,621	3,200	(6)	560,352
Suzanne Wood	2/19/2019	7,600		0		113.16	2/19/2029
	2/21/2020	5,000	(1)	2,500		133.95	2/21/2030		(13)		8,398	(4)	1,470,574
	2/19/2021	2,167	(2)	4,333		164.38	2/19/2031		(13)		6,200	(5)	1,085,682
	2/18/2022	0	(3)	6,300		185.31	2/18/2032		(13)		6,200	(6)	1,085,682

Options in footnote 1, 2 and 3 vest at a rate of 33.3% per year in years 1 – 3.

1.	Options (SOSARs) with vesting dates 2/21/2021, 2/21/2022, 2/21/2023.
2.	Options (SOSARs) with vesting dates 2/19/2022, 2/19/2023, 2/19/2024.

Vulcan Materials Company	56	2023 PROXY STATEMENT

Executive Compensation

3.	Options (SOSARs) with vesting dates 2/18/2023, 2/18/2024, 2/18/2025.
PSUs in footnote 4, 5 and 6 cliff vest 100% after a three-year performance period.
4.	PSUs with vesting date of 12/31/2022.
5.	PSUs with vesting date of 12/31/2023.
6.	PSUs with vesting date of 12/31/2024.
7.	RSUs cliff vest 100% after a three-year period, with a vesting date of 2/21/2023.
8.	RSUs cliff vest 100% after a three-year period, with a vesting date of 2/19/2024.
9.	RSUs cliff vest 100% after a three-year period, with a vesting date of 2/18/2025.
10.	Based on closing price of our common stock on the NYSE on 12/30/2022, $175.11.
11.	Vested PSUs adjusted for company performance through 12/31/2022. Unvested PSUs reported at target.
12.	Ms. Carlisle did not receive SOSARs until February 2022.
13.	Ms. Wood retired from Vulcan effective 9/1/2022. Upon her retirement, any outstanding RSUs were released in October 2022.

DEFERRED COMPENSATION PLAN

Our Executive Deferred Compensation Plan was established in 1998 to allow executives to defer a portion of their current year’s compensation in a tax-efficient manner. We believe that providing a tax deferral plan gives our executives flexibility in tax and financial planning and provides an additional benefit at little cost to our shareholders. Our company does not make any contributions to the plan on behalf of the participants, and the only costs to the company related to the plan are administrative costs and any contributions that may be necessary to true-up account balances based on the results of the participants’ deemed investment elections. The plan allows executives with annual compensation (base salary and target annual short-term incentive) of $200,000 or more to defer receipt of up to 50% of their base salary, up to 90% of their annual cash incentive and up to 100% (net of FICA and any applicable local taxes) of their long-term incentive awards, which are not excluded from deferral eligibility by the Code (or regulations thereunder), until a date selected by the participant. The amounts deferred are deemed invested as designated by participants in our company’s common stock (a “phantom stock” account) or in dollar-denominated accounts that mirror the gains or losses of the various investment options available under our company’s 401(k) plan. The plan does not offer any guaranteed return to participants.

The plan is funded by a “rabbi trust” arrangement owned by our company, which holds assets that correspond to the deemed investments of the plan participants and pays benefits at the times elected by the participants. Participants have an unsecured contractual commitment from our company for payment when the amounts accrue. Upon the death or disability of a participant or upon a change of control, all deferred amounts and all earnings related thereto will be paid to the participant or participant’s beneficiaries in a single lump sum cash payment.

Effective for deferrals made after January 1, 2007, the plan permits executives to defer payouts of PSUs and RSUs into the plan, which would, absent such deferral, be distributed to the executives and immediately taxable. The PSU and RSU deferrals generally will be credited to the plan participant accounts in the form of phantom stock, which may not be reallocated to an alternative investment option while in the plan, and an equal number of shares of our common stock will be deposited by our company into the rabbi trust.

Vulcan Materials Company	57	2023 PROXY STATEMENT

Executive Compensation

The following table shows the contributions, earnings, distributions and year-end account values for the NEOs under the plan for the fiscal year ended December 31, 2022:

Nonqualified Deferred Compensation Plan
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(1) ($)
Tom Hill	0	0	(1,609,024)	0	9,171,460
Tom Baker	0	0	0	0	0
Stan Bass	1,524,935	0	(1,544,771)	0	9,968,624
Mary Andrews Carlisle	0	0	(6,218)	0	27,577
Denson Franklin	0	0	0	0	0
Suzanne Wood	0	0	0	0	0

1.	Includes both the executive contributions and the earnings on those contributions. Cash-based salary and cash annual bonus amounts contributed by the executives are included in the amounts reported in the Summary Compensation Table in the year of deferral. PSU and RSU deferrals are included as compensation in the year of the grant. Above-market earnings are not reported as our company does not provide for such earnings on deferred compensation.

OPTION EXERCISES AND STOCK VESTED

Certain information concerning each exercise of stock options and each vesting of stock during the fiscal year ended December 31, 2022, for each of the NEOs on an aggregate basis is set forth in the table below:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Tom Hill	0	0	47,043	8,855,634
Tom Baker	0	0	11,641	2,191,465
Stan Bass	0	0	10,454	1,967,919
Mary Andrews Carlisle	0	0	868	162,693
Denson Franklin	0	0	3,000	553,470
Suzanne Wood	0	0	20,232	3,617,156

1.	Represents the payment of PSUs and RSUs, except that the amount for Mr. Franklin represents the payment of RSUs.
2.	For PSUs, calculated by multiplying the number of units vested by the closing price of our common stock on February 10, 2022, as approved by the Compensation Committee. For RSUs, calculated by multiplying the number of units vested by the closing price of our common stock on the vest date.

Vulcan Materials Company	58	2023 PROXY STATEMENT

Executive Compensation

RETIREMENT BENEFITS

Generally, most full-time salaried employees of our company that were hired prior to July 15, 2007, including Messrs. Hill and Bass and Ms. Carlisle, participate in our company’s pension plan. Our NEOs are also eligible for nonqualified retirement benefits, as described below. Retirement benefits become payable as early as the date on which participants both attain age 55 and complete one year of service.

The following table provides, for each NEO, the number of years of credited service and the present value of accumulated benefits as of December 31, 2022, under each plan in which the NEO participates. The narrative that follows this table provides a description of the material features of each plan.

Retirement Benefits
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Tom Hill	Pension Plan	23 3/12	1,111,468	0
	Nonqualified Plan	23 3/12	4,180,323	0
Tom Baker	Pension Plan	n/a	n/a	0
	Nonqualified Plan	n/a	n/a	0
Stan Bass	Pension Plan	17 7/12	864,874	0
	Nonqualified Plan	17 7/12	2,032,032	0
Mary Andrews Carlisle	Pension Plan	7 7/12	58,790	0
	Nonqualified Plan	7 7/12	0	0
Denson Franklin	Pension Plan	n/a	n/a	0
	Nonqualified Plan	n/a	n/a	0

1.	The present values of accumulated benefits are based on benefits payable at age 62, the earliest age under the plans at which benefits are not reduced, or current age if the participant is older than age 62. The following FASB ASC Topic 715 “Compensation—Retirement Benefits” assumptions as of December 31, 2022, were used to determine the present values:
(i)	discount rate of 5.07%;
(ii)	mortality based on the Pri-2012, White Collar Tables, and generational improvement scale MP-2021;
(iii)	present values for lump sums are based on projected segmented interest rates and the prescribed 2021 IRS Mortality Table;
(iv)	Nonqualified Plan benefits assumed to be paid as a 10 Year Certain Annuity; and
(v)	for the Pension Plan, 40% of the benefit accrued before December 31, 2001, is assumed to be paid as a lump sum, with the remainder of the accrued benefit assumed to be paid as a single life annuity.

Pension Plan

The Pension Plan provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers, hired prior to July 15, 2007. In 2013, the Pension Plan was amended to freeze service accruals effective December 31, 2013 and earnings accruals effective December 31, 2015.

The normal retirement date is defined in the Pension Plan as a participant’s 65th birthday. The amount of a participant’s benefit is based on earnings, service and the age at which a participant commences receiving a benefit. Eligible earnings under the Pension Plan, or “Final Average Earnings,” is the average of a participant’s highest 36 consecutive months of earnings prior to December 31, 2015, and includes base monthly salary and cash bonus. Under Section 415 of the Code, the maximum annual benefit allowable under the Pension Plan for a participant retiring at age 65 in 2022 is $245,000.

The Pension Plan formula provides a monthly benefit equal to 0.9% of Final Average Earnings per year of service accrued prior to age 45, plus 1.2% of Final Average Earnings per year of service accrued after age 44, plus 0.5% of Final Average Earnings in excess of 50% of the Social Security Wage Base applied to all years of service. A vested participant may commence receiving early retirement benefits under the Pension Plan as early as age 55. The amount of early retirement reduction depends on the age of a participant when active employment ceases. If active employment ceases after age 55 and retirement income commences at age 62, or later, the monthly benefit is not reduced. However, if the benefit commences prior to age 62, the monthly benefit is reduced at a rate of 7% per year for commencement between ages 55 and 62. If active employment ceases prior to age 55, the monthly benefit is actuarially reduced for commencement between ages 55 and 65.

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Executive Compensation

The normal form of retirement benefit under the Pension Plan for an unmarried participant is a single life annuity, which is a monthly payment for life. The normal form of retirement benefit under the Pension Plan for a married participant is a 75% joint and survivor annuity, which is a monthly payment for the life of the participant, and thereafter 75% of that amount to the surviving spouse payable for his or her lifetime. The Pension Plan also permits the participant to elect, with spousal consent, other annuity options and a lump sum payment for benefits accrued prior to 2002. The optional forms of payment are subject to actuarial adjustment.

The Vulcan Nonqualified Retirement Plan

The Nonqualified Plan enables our company to pay any person whose pension under the Pension Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Code, an amount equal to the difference between the amount the person would have received under the Pension Plan had there been no limitations and the amount the person will receive under the Pension Plan after giving effect to the limitations. In 2013, the Nonqualified Plan was also amended to freeze future service and pay accruals in the same manner as described above for the qualified Pension Plan.

The Nonqualified Plan is unfunded and amounts payable to the employees covered thereby are considered to be general obligations of our company; however, the Nonqualified Plan contains provisions that allow for the funding of a rabbi trust to improve the security of the benefit, to some extent, upon the occurrence of a change of control event (as defined in the Nonqualified Plan).

The determination of the benefit amount and the payment options under the Nonqualified Plan are the same as the Pension Plan, except as follows. Effective January 1, 2007, the Nonqualified Plan was amended to allow existing participants to make an election to receive nonqualified pension benefits in the form of installment payments over a period of 10 years, thereby accelerating payout and minimizing, to some extent, the risk of future non-payment. The installment payments are actuarially equivalent to the various annuity options available under the Pension Plan.

Eligibility for Early Retirement

As of February 1, 2022, Messrs. Hill and Bass were eligible for early retirement under the Pension Plan and the Nonqualified Plan.

PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

This Section describes and estimates payments that could be made to the continuing NEOs under different termination and change of control (COC) events. The estimated payments would be made under the terms of the compensation and benefits programs or the COC Agreements with the continuing NEOs. The amount of the potential payments is calculated as if the different events occurred as of December 31, 2022 and assumes that the price of our company’s common stock is the closing market price as of December 30, 2022 (the last trading day of the fiscal year).

Termination Events

The adjacent list sets forth different types of termination events that can affect the treatment of payments under the compensation and benefit programs:

●	Retirement or Retirement Eligible—Termination of a NEO who is at least 55 years old and has at least one year of credited service.
●	Involuntary Termination without Cause—Termination of a NEO who is not retirement eligible.
●	Resignation—Voluntary termination by a NEO who is not retirement eligible.
●	Death or Disability—Termination of a NEO due to death or disability.
●	Involuntary Termination for Cause—Termination of a NEO for cause. Cause includes individual performance below minimum performance standards and misconduct.

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Executive Compensation

Termination Pay and Benefits Programs

The following chart describes the treatment of different compensation and benefit elements in connection with the aforementioned employment termination events for NEOs:

Program	Retirement/ Retirement Eligible	Involuntary Termination Not for Cause	Resignation	Death or Disability	Involuntary Termination for Cause
Retirement: • Pension Plan • Nonqualified Plan	Participant may commence benefit payment	Participant may commence benefit payment or will be considered Terminated Vested(1) depending on age	Participant may commence benefit payment or will be considered Terminated Vested(1) depending on age	In death, spouse may commence survivor benefit on or after the date that the Participant would have attained age 55	Participant may commence benefit payment or will be Terminated Vested(1) depending on age
Executive Deferred Compensation Plan	Payment made in accordance with deferral election	Payout made the year following the year of termination in a lump sum	Payout made the year following the year of termination in a lump sum	Payout made the year following the year of death or termination in a lump sum	Payout made the year following the year of termination in a lump sum
EIP	Eligible to receive prorated payment	No payment	No payment	Eligible to receive prorated payment	No payment
Stock Options/ SOSARs

Full term to exercise vested options; if 62 or older, non-vested options continue to vest; for early retirement prior to age 62, a pro-rata share of options becomes non-forfeitable and continues to vest; noncompetition agreement may be required

		Non-vested options forfeited; 30 days to exercise vested options	Non-vested options forfeited; 30 days to exercise vested options	Vesting accelerated; in death, estate has one year to exercise; in disability, have full remaining term to exercise	Forfeit all, vested and non-vested
PSUs	If age 62 or older, award becomes non-forfeitable; if age 55 – 61, a pro-rata share of the award becomes non-forfeitable; noncompetition agreement may be required	Non-vested units are forfeited	Non-vested units are forfeited	Award non-forfeitable; in death, vesting is accelerated	Forfeit all, vested but not released and non-vested
RSUs	If age 62 or older, vesting is accelerated; if age 55-61, pro-rata vesting; noncompetition agreement may be required	Non-vested units are forfeited	Non-vested units are forfeited	Vesting is accelerated	Forfeit all, vested but not released and non-vested
401(k) Plan	May take distribution or defer until age 72	May take distribution or defer until age 72	May take distribution or defer until age 72	Beneficiary may take distribution or defer until age 72	May take distribution or defer until age 72
Nonqualified Plan (Defined Contribution)	Payment made 7 months after termination date	Payment made 7 months after termination date	Payment made 7 months after termination date	Payment made to beneficiary within 90 days of Participant’s death	Payment made 7 months after termination date
Severance Benefits	None	None	None	None	None
Health Benefits	May continue to age 65 if eligibility rules are met. If not met, eligible for coverage extension under COBRA	May continue to age 65 if eligibility rules are met. If not met, eligible for coverage extension under COBRA	May continue to age 65 if eligibility rules are met. If not met, eligible for coverage extension under COBRA	3 months dependent extension, then COBRA; if eligibility rules are met may continue up to age 65	May continue to age 65 if eligibility rules are met. If not met, eligible for coverage extension under COBRA

1. “Terminated Vested” means the participant is no longer employed with our company but continues to have a vested interest in the applicable plan.

Change of Control Agreements and Related Cash Severance Benefits

Vulcan has entered into Change of Control Employment Agreements (COC Agreements) with each of the continuing NEOs. Each of the COC Agreements covers a term of three years and will be automatically extended annually for subsequent three-year terms unless Vulcan gives prior notice of non-extension.

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Executive Compensation

Under the COC Agreements, our NEOs are entitled to a cash severance benefit if, within two years of a COC, their employment is involuntarily terminated without cause, or they voluntarily resign for good reason. These benefits are subject to standard release of claims requirements.

The COC severance payment is three times each NEO’s annual base salary and short-term bonus, as defined in their COC Agreements. Also, such severance payments include the continuation of health, medical and other fringe benefits for a period of three years following termination. All of our COC Agreements have a “double-trigger” termination right (requiring both a COC and a qualifying termination of employment in order to receive COC severance payments) and do not include the long-term incentive value in the severance calculation or have tax gross-ups. In addition, each COC Agreement provides for the payment of a pro-rata short-term bonus for the year of termination.

The table below reflects an estimate of the severance payments that would be made to our continuing NEOs if they were terminated as of December 31, 2022, in connection with a COC:

Name	Severance Multiple	2022 Base salary ($)	Greater of 3-Year Avg or Target Bonus ($)	Total Cash Severance Payments ($)	Pro-Rata Bonus ($)	Cash Severance Amount(1) ($)
Tom Hill	3	1,235,000	2,414,033	10,947,100	2,414,033	13,361,133
Tom Baker	3	728,000	903,200	4,893,600	903,200	5,796,800
Stan Bass	3	695,000	858,333	4,660,000	858,333	5,518,333
Mary Andrews Carlisle	3	550,000	591,367	3,424,100	591,367	4,015,467
Denson Franklin	3	558,000	390,600	2,845,800	390,600	3,236,400

1. These amounts represent cash severance payments to be paid to the NEOs under the COC Agreements in the event of a COC and do not include the value of other COC benefits.

Change of Control Related Events

The following sets forth different types of COC events that can affect the treatment of payments under the compensation and benefit programs. These events also affect payments to the NEOs under their COC Agreements. None of the COC Agreements provide for a “single-trigger;” therefore, no payments are made under the COC Agreements unless, within two years of the COC, the officer is involuntarily terminated or the officer voluntarily terminates for good reason (as described below).

•

For purposes of our COC Agreements and equity awards under the 2016 Plan, a COC is defined as: (i) the acquisition by a person or group of 30% or more of the then outstanding common stock or voting securities of our company; or (ii) a change in the majority of members of the Board of Directors that is not endorsed by the incumbent Board of Directors; or (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our company’s assets unless our company’s shareholders before such business combination or sale own more than 50% of the outstanding common stock following the business combination or sale; or (iv) approval by the shareholders of the company of a complete liquidation or dissolution of the company.

Further, under our COC Agreements and the 2016 Plan, benefits are not triggered unless there has been both a COC and an “Involuntary COC Termination or Voluntary COC Termination for Good Reason,” where employment is terminated within two years of a COC, other than for cause, or the employee voluntarily terminates for Good Reason. “Good Reason” would generally be considered to have occurred if there were a reduction in certain types of compensation, a relocation under certain circumstances or a diminution in duties and responsibilities.

•	A COC occurs under certain of our company’s award agreements executed in connection with the grant of equity awards under the 2006 Plan upon:
(i)	acquisition by any person or group of more than 50% of the total fair market value or voting power of our common stock. A transfer or issuance of our stock is counted only if the stock remains outstanding after the transaction. An increase in stock ownership as a result of the company’s acquisition of its own stock in exchange for property is counted for purposes of the change in ownership standard; or
(ii)	(a) acquisition by a person or group during a 12-month period of stock possessing 30% of the total voting power of our stock, or
(b) replacement of a majority of our Board of Directors during any 12-month period by directors not endorsed by a majority of the members of our Board prior to the date of the appointment or election; or

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(iii)	acquisition by a person or group during a 12-month period of assets from our company having a total gross fair market value of 40% of the total gross fair market value of our assets immediately prior to such acquisition. An exception exists for a transfer of our assets to a shareholder controlled entity, including transfer to a person owning 50% or more of the total value or voting power of our shares.

Change of Control Pay and Benefits Programs

The following table describes treatment of payments under the compensation and benefit programs upon a COC and upon an employment termination (voluntary or involuntary) upon a COC:

Plan or Program	COC	COC With Termination (Other than Cause)
Retirement: • Pension Plan • Nonqualified Plan	No payment to NEOs solely upon the COC	No payment to NEOs solely upon the COC
Executive Deferred Compensation Plan	Accelerate all deferred amounts and pay lump sum within 10 business days	Accelerate all deferred amounts and pay lump sum within 10 business days
EIP

The amount paid will be equal to the greater of (i) the average bonus during the three preceding years or (ii) the target bonus or the bonus determined under the Plan for the year in which the COC occurs

The amount paid will be equal to the greater of (i) the average bonus during the three preceding years or (ii) the target bonus or the bonus determined under the Plan for the year in which the COC occurs

SOSARs(1)	No accelerated vesting unless awards are not assumed, substituted or continued by the surviving company, otherwise continued vesting; remaining term to exercise	If awards are assumed, substituted or continued by the surviving company, immediately deemed fully vested and exercisable; remaining term to exercise
PSUs(1)	No accelerated vesting unless awards are not assumed, substituted or continued by the surviving company, otherwise continued vesting; pay within 2½ months of vesting	If awards are assumed, substituted or continued by the surviving company, vesting is accelerated; pay within 2½ months after end of the year in which the COC occurs
RSUs(1)	No accelerated vesting unless awards are not assumed, substituted or continued by the surviving company, otherwise continued vesting; pay within 90 days of vesting	If awards are assumed, substituted or continued by the surviving company, all immediately deemed vested; pay within 90 days following the COC
401(k) Plan	No payment to the NEOs solely upon the COC	Service ceases except to the extent that additional service is provided under the terms of the COC Agreements; participant is eligible for a distribution
Nonqualified Plan (Defined Contribution)	No payment to the NEOs solely upon the COC	Participant is eligible for a distribution
Severance Benefits	No payment to the NEOs solely upon the COC	Under the COC Agreements, payment is 3 times the NEO’s annual base salary and short-term bonus
Health Benefits	No payment to the NEOs solely upon the COC	3 year coverage extension provided under the terms of the COC Agreements

1.   The vesting and payment benefits shown in this table relate to awards of SOSARs, PSUs and RSUs granted under the 2016 Plan, which contains a “double-trigger” change of control requirement. Awards granted under the 2006 Plan would immediately vest, SOSARs would have the remaining term to exercise, PSUs would be paid within 2½ months after the end of the year in which the COC occurs and RSUs would be paid within 90 days following the COC.

Retirement and Pension Benefits

The monthly amounts that would have become payable to our NEOs if the termination event occurred as of December 31, 2022, under the Pension Plan, the Nonqualified Plan and the Defined Contribution Plan are itemized in the chart below. The amounts shown in the chart are monthly benefit amounts (other than with respect to the accrued benefits payable upon a COC, which would be paid in a lump sum) whereas the pension values shown in the Summary Compensation and Retirement Benefits Tables are present values of all the monthly values anticipated to be paid over the lifetimes of our NEOs and their spouses in the event of their death while actively employed. These plans are described in the notes following the Retirement Benefits Table. Messrs. Hill and Bass were retirement eligible on December 31, 2022. The benefits below were determined using the same assumptions used to compute benefit values in the Retirement Benefits Table with three exceptions. First, the benefit payments were assumed to

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commence as soon as possible following December 31, 2022, instead of at normal retirement. Second, approximate early retirement reductions were applied. Finally, the benefits were not adjusted to reflect optional forms of payment. All benefits are the amounts that would be paid monthly over the NEO’s life, except for the value of COC-enhanced benefits which would be paid in a lump sum.

Retirement Benefits and Defined Contribution Table

Name		Retirement (Monthly Payments) ($)	Resignation or Involuntary Retirement (Monthly Payments) ($)		Death (Monthly Payments to A Spouse) ($)	COC (Value of Enhanced Benefits)(1) ($)
Tom Hill	Pension Plan	7,118	Terminated Vested	(2)	4,626	0
	Nonqualified Plan	33,639	Terminated Vested	(2)	21,865	0
	Defined Contribution	0	None		0	985,239
Tom Baker	Pension Plan	n/a	n/a	(3)	n/a	n/a
	Nonqualified Plan	n/a	n/a	(3)	n/a	n/a
	Defined Contribution	0	None		0	440,424
Stan Bass	Pension Plan	4,647	Terminated Vested	(2)	3,020	0
	Nonqualified Plan	13,584	Terminated Vested	(2)	8,830	0
	Defined Contribution	0	None		0	419,400
Mary Andrews Carlisle	Pension Plan	0	Terminated Vested	(2)	0	0
	Nonqualified Plan	0	Terminated Vested	(2)	0	0
	Defined Contribution	0	None		0	308,169
Denson Franklin	Pension Plan	n/a	n/a	(3)	n/a	n/a
	Nonqualified Plan	n/a	n/a	(3)	n/a	n/a
	Defined Contribution	0	None		0	256,122
1.	Value of defined contribution enhancement is payable in a lump sum in the event of a COC. The defined contribution amounts represent 3 years of company matching contributions for each executive.
2.	Eligible for reduced payments as early as age 55 and unreduced payments at age 62. Therefore, Messrs. Hill and Bass are eligible for retirement benefits, and Ms. Carlisle is not.
3.	Participation in the Pension Plan, including the Nonqualified Plan, was frozen in 2007. Therefore, Messrs. Baker and Franklin are not eligible to participate in that Plan.

Performance Share Units

The chart below shows the number of PSUs for which vesting would be accelerated under certain events. Unvested PSUs were adjusted to the maximum allowed under the agreements because the performance was unknown at December 31, 2022.

Name	Retirement		COC (With or Without Termination)
	Number of Performance Share Units with Accelerated Vesting	Total Number of Performance Share Units Following Accelerated Vesting	Number of Performance Share Units with Accelerated Vesting	Total Number of Performance Share Units Following Accelerated Vesting
Tom Hill	91,400	121,460	91,400	121,460
Tom Baker	25,000	33,154	25,000	33,154
Stan Bass	10,600	17,659	21,200	28,259
Mary Andrews Carlisle	0	621	8,040	8,661
Denson Franklin	6,266	10,648	12,600	16,982

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Executive Compensation

Stock-Only Stock Appreciation Rights

The chart below shows the number of SOSARs for which vesting would be accelerated under certain events:

Name	Retirement		COC (With or Without Termination)
	Number of Sosars with Accelerated Vesting	Total Number of Sosars Following Accelerated Vesting	Number of Sosars with Accelerated Vesting	Total Number of Sosars Following Accelerated Vesting
Tom Hill	47,933	233,800	47,933	233,800
Tom Baker	13,266	38,900	13,266	38,900
Stan Bass	5,766	17,767	11,199	23,200
Mary Andrews Carlisle	0	0	3,600	3,600
Denson Franklin	3,434	7,101	6,633	10,300

Restricted Stock Units

The chart below shows the number of RSUs for which vesting would be accelerated under certain events:

Name	Retirement		COC (With or Without Termination)
	Number of Restricted Stock Units with Accelerated Vesting	Total Number of Restricted Stock Units Following Accelerated Vesting	Number of Restricted Stock Units with Accelerated Vesting	Total Number of Restricted Stock Units Following Accelerated Vesting
Tom Hill	16,100	16,100	23,400	23,400
Tom Baker	4,200	4,200	6,400	6,400
Stan Bass	1,867	1,867	5,500	5,500
Mary Andrews Carlisle	0	0	2,130	2,130
Denson Franklin	1,133	1,133	3,300	3,300

Executive Deferred Compensation Plan

The aggregate balances reported in the Nonqualified Deferred Compensation Plan Table would be payable to the NEOs as described in the “Termination Pay and Benefits Programs” and “Change of Control Pay and Benefits Programs” charts above. There is no enhancement or acceleration of payments under this plan associated with termination or COC events, other than the lump sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation Plan Table.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Tom Hill, our Chairman, President and CEO (our “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2022, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than our CEO) was $89,011; and
●	The annual total compensation of our CEO was $10,096,977.

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Executive Compensation

Based on this information, for 2022, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (other than our CEO) was 113 to 1.

To identify our median employee and to determine the annual total compensation of the median employee and our CEO, we used the following methodology and material assumptions, adjustments and estimates:

1.	We determined that, as of November 1, 2022, our employee population consisted of approximately 12,571 individuals working at the company and its consolidated subsidiaries, with 95.4% of these individuals located in the United States and 4.6% located in Canada, Mexico and Honduras.
2.	As permitted under SEC rules, we adjusted the employee population to exclude approximately 583 non-U.S. employees (or less than 5% of our employee population), all of whom are located in Canada, Mexico and Honduras. After excluding the foregoing non-U.S. employees, our adjusted employee population on November 1, 2022 was 11,988.
3.	To identify the “median employee” from our adjusted employee population, we reviewed the amount of compensation reported to the Internal Revenue Service on Form W-2, box 1 for 2022 (as reflected in our payroll records) for each of our employees.

In accordance with SEC rules, we determined the median employee’s 2022 total annual compensation by taking the sum of the following items:

1.	$75,052, which represents the amount of the median employee’s compensation for fiscal 2022 that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee had been a Named Executive Officer for fiscal year 2022.
2.	$13,959, which represents the estimated aggregate value of the employee’s compensation under company sponsored non-discriminatory benefit plans.

In accordance with SEC rules, we determined our CEO’s 2022 total annual compensation by taking the sum of the following items:

1.	$10,081,539, which represents the amount reported for our CEO in the “Total” column of our 2022 Summary Compensation Table included on page 53 of this proxy statement.
2.	$15,438, which represents the estimated aggregate value of our CEO’s compensation under company sponsored non-discriminatory benefit plans.

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Executive Compensation

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K (“Item 402(v)”), we are providing the following information about the relationship between executive compensation actually paid and certain company financial performance metrics. For further information concerning our pay-for-performance philosophy and how we align executive compensation with company financial performance, refer to “Compensation Discussion and Analysis.”
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Earnings Attributable to Vulcan (in millions)(7)	Adjusted EBITDA (in millions)(8)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2022	$10,081,539	$ 7,751,971	$2,851,513	$2,607,359	$125.10	$115.31	$575.6	$1,625.6
2021	$10,420,114	$20,809,166	$3,084,236	$5,318,396	$146.95	$142.32	$670.8	$1,451.3
2020	$ 9,883,031	$10,092,437	$2,876,167	$2,976,396	$104.13	$117.46	$584.5	$1,323.5

1.	The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Hill (our Chief Executive Officer and principal executive officer (“PEO”)) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.”

2.	The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Hill, as computed in accordance with Item 402(v). The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Hill during the applicable year. In accordance with the requirements of Item 402(v), the following adjustments were made to Mr. Hill’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Reported Change in the Actuarial Present Value of Pension Benefits(c)	Compensation Actually Paid to PEO

2022	$10,081,539	$(6,786,351)	$ 3,447,179	$1,009,604	$ 7,751,971
2021	$10,420,114	$(6,488,720)	$16,523,091	$ 354,681	$20,809,166
2020	$ 9,883,031	$(5,511,525)	$ 6,289,416	$ (568,485)	$10,092,437

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:
Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments

2022	$7,189,506	$(2,796,459)	—	$(945,868)	—	$ 3,447,179
2021	$9,191,895	$3,445,253	—	$3,885,943	—	$16,523,091
2020	$6,030,598	$(399,138)	—	$657,956	—	$ 6,289,416

(c)	The amounts included in this column are the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.

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Executive Compensation
3.	The dollar amounts reported in this column represent the average of the amounts reported for the company’s NEOs as a group (excluding Mr. Hill) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Hill) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Mary Andrews Carlisle, Tom Baker, Stan Bass, Denson Franklin and Suzanne Wood; (ii) for 2021 and 2020, Suzanne Wood, Tom Baker, Stan Bass and Denson Franklin.
4.	The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Hill), as computed in accordance with Item 402(v). The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Hill) during the applicable year. In accordance with the requirements of Item 402(v), the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Hill) for each year to determine the compensation actually paid, using the same methodology described in footnote 2 above:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Reported Change in the Actuarial Present Value of Pension Benefits	Average Compensation Actually Paid to Non-PEO NEOs

2022	$2,851,513	$(1,534,520)	$1,183,184	$107,182	$2,607,359
2021	$3,084,236	$(1,410,634)	$3,617,634	$27,160	$5,318,396
2020	$2,876,167	$(1,282,316)	$1,476,524	$(93,979)	$2,976,396

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:
Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Average Equity Award Adjustments

2022	$1,538,909	$(480,430)	—	$124,705	—	$1,183,184
2021	$1,997,988	$826,101	—	$793,545	—	$3,617,634
2020	$1,403,289	$(33,429)	—	$106,664	—	$1,476,524

5.	TSR is calculated by taking the difference between the ending value of the investment, which includes reinvestment of dividends, less the value at the beginning of the measurement period divided by the value at the beginning of the measurement period.
6.	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the peer group selected by the Compensation Committee for purposes of benchmarking compensation, which included the following 27 companies for 2022: Air Products and Chemicals, Inc.; Allison Transmission Holdings, Inc.; Armstrong World Industries, Inc.; Ball Corporation; Cabot Corporation; Celanese Corporation; CF Industries Holdings, Inc.; Cleveland-Cliffs Inc.; Dover Corporation; Eagle Materials Inc.; Eastman Chemical Company; Ecolab Inc.; Fortune Brands Home & Security, Inc.; Lennox International Inc.; Martin Marietta Materials, Inc.; Masco Corporation; Minerals Technologies Inc.; NewMarket Corporation; Newmont Mining Corporation; Owens Corning; Packaging Corporation of America; Summit Materials, Inc.; The Mosaic Company; The Timken Company; U.S. Concrete, Inc. (which was acquired by the company on August 26, 2021); W.R. Grace & Co. (which was acquired by Standard Industries in September 2021); and Westlake Chemical Corporation.
7.	The dollar amounts reported represent the net earnings attributable to Vulcan reflected in the company’s audited consolidated financial statements for the applicable year.
8.	Adjusted EBITDA, a non-GAAP financial measure, is Earnings Before Interest, Taxes, Depreciation and Amortization adjusted for certain items to provide a more consistent comparison of earnings performance from period to period. We provide a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure in Annex A to this proxy statement. While the company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the company’s compensation programs, the company has determined that Adjusted EBITDA is the financial performance measure that, in the company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to company performance.

Vulcan Materials Company	68	2023 PROXY STATEMENT

Executive Compensation

Financial Performance Measures

As described in greater detail in “Compensation Discussion and Analysis,” the company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that the company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the company to link executive compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to the company’s performance are as follows (reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in Annex A to this proxy statement):
Adjusted EBITDA
Aggregates Cash Gross Profit per Ton
EBITDA Economic Profit (EBITDA EP)

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Compensation Discussion and Analysis,” the company’s executive compensation program reflects a pay-for-performance philosophy. While the company utilizes several performance measures to align executive compensation with company performance, all of those company measures are not presented in the Pay versus Performance table. Moreover, the company generally seeks to incentivize long-term performance and therefore does not specifically align the company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v)) for a particular year. In accordance with Item 402(v), the company is providing the following graphs to show the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid vs. Total Shareholder Return

Compensation Actually Paid vs. Net Earnings Attributable to Vulcan

Vulcan Materials Company	69	2023 PROXY STATEMENT

Executive Compensation

Compensation Actually Paid vs. Adjusted EBITDA

Vulcan Materials Company	70	2023 PROXY STATEMENT

Director
Compensation

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, our Board considers the significant amount of time that directors expend on fulfilling their duties to our company, as well as the limited pool of, and competition among public companies for, well-qualified board members. Additional amounts are paid to committee chairs in recognition of the substantial responsibilities of the chair. Annually, the Compensation Committee’s independent compensation consultant evaluates the competitiveness of the company’s non-employee director compensation program relative to peer companies and recommends any changes to the Compensation Committee, which evaluates such proposed changes and recommends any changes to the full Board for approval.

Directors are subject to a minimum share ownership requirement. Within five years of becoming a director, each director is required to own shares of our company’s common stock that have a value of six times the annual director cash retainer. Shares or units held by a director under our deferred compensation plan, including deferred stock units (DSUs) and restricted stock units (RSUs), are included in calculating the director’s ownership.

CASH COMPENSATION PAID TO BOARD MEMBERS

Members of the Board who are not employees of our company are paid a retainer of $115,000 per year, plus the following fees:

●	$30,000 Lead Director retainer fee;
●	$25,000 Audit Committee chair retainer fee;
●	$20,000 Compensation Committee chair retainer fee; and
●	$15,000 retainer fee for all other committee chairs.

DEFERRED COMPENSATION PLAN

We maintain a Deferred Compensation Plan for directors who are not employees of our company (Directors’ Deferred Compensation Plan), under which such directors are permitted to defer the cash compensation to which they are entitled for specified periods or until they cease to be directors. The deferred amounts, at the election of the director, are either (i) credited with interest at prescribed rates; or (ii) converted into a number of stock equivalents equal to the number of shares of our company’s common stock (based on the market price at the time of deferral) that could be purchased with the amount deferred. Whenever a dividend is paid on our common stock, the stock equivalent accounts are credited with an additional number of stock units corresponding to the amount of the dividend. At the end of the deferral period, the stock equivalents are settled in shares of our company’s common stock, and interest-based deferrals are settled in cash. The Directors’ Deferred Compensation Plan also provides for a lump-sum settlement of a director’s deferred compensation account in stock or cash, as applicable, if following a Change in Control (as defined in the Directors’ Deferred Compensation Plan): (i) the participating director ceases to be a member of the Board; (ii) the Directors’ Deferred Compensation Plan is terminated; or (iii) our company’s capital structure is changed materially. The Directors’ Deferred Compensation Plan was approved by our company’s shareholders in 1993.

RESTRICTED STOCK UNITS

Equity-based grants are awarded to our non-employee directors on an annual basis. These grants represent a significant portion of their compensation package. We believe that equity grants promote a greater alignment of interests between our directors and our shareholders through increasing their ownership of our common stock. Further, we believe that equity grants support our ability to attract and retain qualified individuals to serve as directors of our company by affording them an opportunity to share in our future success.

Prior to 2020, our non-employee directors received equity awards generally in the form of DSUs. DSUs were fully non-forfeitable on the date of the grant; however, payment is deferred until the director ceases to serve on the Board or a change of control occurs. For grants made in 2022, the Compensation Committee approved RSUs as the equity award vehicle for our non-employee directors based on a review by Meridian of common practices among other companies of our size, including our peer companies.

Vulcan Materials Company	71	2023 PROXY STATEMENT

Director Compensation

In May 2022, 895 RSUs were granted to each non-employee director pursuant to the 2016 Plan, which was approved by our shareholders in 2016. The RSUs vest on the first anniversary of the grant date and are settled in shares of our company’s common stock. Prior to the issuance of shares of common stock in settlement of the RSUs, the non-employee directors have no right to vote the shares underlying the RSUs. Dividend equivalents are credited quarterly when dividends are paid on our stock and distributed in shares of common stock when the shares underlying the RSUs are issued to the director. Directors may elect to defer receipt of the shares issuable upon settlement of the RSUs.

DIRECTOR SUMMARY COMPENSATION TABLE

 The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
Melissa H. Anderson	115,000	150,378	0	0	0	4,768	270,146
Thomas A. Fanning	135,000	150,378	0	0	0	15,705	301,083
O. B. Grayson Hall, Jr.	160,000	150,378	0	0	0	16,159	326,537
Cynthia L. Hostetler	115,000	150,378	0	0	0	15,705	281,083
Lydia H. Kennard	57,500	0	0	0	0	0	57,500
Richard T. O’Brien	115,000	150,378	0	0	0	33,403	298,781
James T. Prokopanko	115,000	150,378	0	0	0	32,941	298,319
Kathleen L. Quirk	140,000	150,378	0	0	0	8,650	299,028
David P. Steiner	130,000	150,378	0	0	0	10,592	290,970
Lee J. Styslinger, III	130,000	150,378	0	0	0	22,034	302,412
George Willis	115,000	150,378	0	0	0	1,709	267,087

1.	This column represents the accounting expense for the awards granted in 2022; therefore, the values shown are not representative of the amounts that may eventually be realized by a director. Pursuant to SEC rules, we have provided a grant date fair value for stock awards in accordance with the provisions of FASB ASC Topic 718. For RSUs, the fair value is estimated on the date of grant based on the closing market price of our stock ($168.02) on the grant date (May 13, 2022). At December 31, 2022, the aggregate number of outstanding RSUs and DSUs accumulated on account for all years of service, including dividend equivalent units, were:

AGGREGATE ACCUMULATED RSUs and DSUs

Name	RSUs	DSUs(a)
Melissa H. Anderson	3,222	0
Thomas A. Fanning	3,222	6,876
O. B. Grayson Hall, Jr.	901	9,084
Cynthia L. Hostetler	3,222	6,876
Lydia H. Kennard	0	0
Richard T. O’Brien	901	19,925
James T. Prokopanko	3,222	17,712
Kathleen L. Quirk	3,222	2,441
David P. Steiner	3,222	3,662
Lee J. Styslinger, III	3,222	10,855
George Willis	901	0

a. Prior to 2020, our directors received equity awards generally in the form of DSUs. DSUs were fully non-forfeitable on the date of the grant; however, payment is deferred until the director ceases to serve on the Board or a COC occurs.
2.	None of our directors received perquisites or other personal benefits in excess of $10,000. The amounts set forth in this column represent the accounting expense for the dividend equivalents earned in 2022 by our directors for RSUs and DSUs.

Vulcan Materials Company	72	2023 PROXY STATEMENT

Annual Meeting and Voting Information

Why am I receiving these materials?

This proxy statement is furnished in connection with the solicitation by our Board of proxies to be voted at the 2023 Annual Meeting of Shareholders for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This proxy statement is being made available to all shareholders of record as of the close of business on March 15, 2023 for use at the Annual Meeting. This proxy statement, the accompanying proxy card and our 2022 Annual Report to Shareholders are being first mailed or made available to our shareholders on or about March 27, 2023. The Annual Meeting will be held virtually via the internet at www.virtualshareholdermeeting.com/VMC2023 on Friday, May 12, 2023, at 9:00 a.m., Central Daylight Time.

We have determined that the Annual Meeting will once again be held in a virtual meeting format only, via the internet, with no physical in-person meeting.

At the virtual Annual Meeting, shareholders will be able to attend, vote and submit questions via the internet by visiting www.virtualshareholdermeeting.com/VMC2023. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials.

The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2022 Annual Report to Shareholders are available at www.proxyvote.com.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a paper copy of the proxy materials?

The SEC allows companies to furnish their proxy materials over the internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareholders receiving such notice will have the ability to access the proxy materials over the internet and may request to receive a paper copy of the proxy materials by mail.

How can I access the proxy materials over the internet or obtain a paper copy?

Your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to:

●	view our proxy materials for the Annual Meeting on the internet; and
●	obtain a paper copy of the proxy materials by mail.

Your Notice of Internet Availability of Proxy Materials will also provide instructions on how to receive your future proxy materials in printed form by mail or electronically. If you choose to receive future proxy materials electronically, we will provide instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you revoke it.

What should I do if I receive more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the proxy materials?

You may receive more than one Notice of Internet Availability of Proxy Materials or notice of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one proxy card. To vote all of your shares by proxy, you must either (i) complete, date, sign and return each proxy card and voting instruction card that you receive, (ii) vote over the internet or telephone the shares represented by each notice that you receive, or (iii) follow the instructions at www.virtualshareholdermeeting.com/VMC2023 to vote during the meeting.

Vulcan Materials Company	73	2023 PROXY STATEMENT

Annual Meeting and Voting Information

What proposals are to be presented at the Annual Meeting?

The purpose of the Annual Meeting is to (i) elect five nominees as directors, (ii) approve, on an advisory basis, the compensation of our named executive officers, (iii) approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers, (iv) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023, and (v) conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

How can I attend the Annual Meeting?

Shareholders as of the close of business on March 15, 2023 (the record date for the Annual Meeting) may attend, vote and submit questions virtually at the Annual Meeting by logging in at www.virtualshareholdermeeting.com/VMC2023. To log in, shareholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials. If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate. You may begin to log into the meeting platform beginning at 8:45 a.m., Central Daylight Time on May 12, 2023. The meeting will begin promptly at 9:00 a.m., Central Daylight Time on May 12, 2023.

The virtual meeting platform is fully supported across browsers (Chrome, Firefox, Microsoft Edge and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Shareholders (or their authorized representatives) should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Shareholders (or their authorized representatives) should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

We are committed to ensuring our shareholders have the same rights and opportunities to participate in the Annual Meeting as if it had been held in a physical location. If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call the technical support phone numbers published at www.virtualshareholdermeeting.com/VMC2023. Technical support will be available starting at 8:45 a.m., Central Daylight Time on May 12, 2023, and through the conclusion of the meeting.

Can I ask questions at the virtual Annual Meeting?

Shareholders as of the close of business on March 15, 2023 (the record date for the Annual Meeting) who attend and participate in the virtual Annual Meeting at www.virtualshareholdermeeting.com/VMC2023 will have an opportunity to submit questions live via the internet during a designated portion of the meeting. These shareholders may also submit a question in advance of the Annual Meeting at www.virtualshareholdermeeting.com/VMC2023. In both cases, shareholders must have available their control number provided on their proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials. We intend to answer all questions submitted that are pertinent to the company and the items being voted on by shareholders during the Annual Meeting, as time permits and in accordance with our meeting procedures. Substantially similar questions will be answered only once due to time constraints. Answers to any appropriate questions not addressed during the Annual Meeting will be posted promptly after the meeting on our website at www.vulcanmaterials.com under “Investor Relations.”

Who is entitled to vote?

All of our shareholders as of the record date, March 15, 2023, will be entitled to vote at the Annual Meeting. As of the close of business on that date, approximately 133,056,905 shares were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

What is the difference between a shareholder of record and a beneficial holder of shares?

If your common stock is held directly in your name with our transfer agent, Computershare Shareowner Services, you are considered a “shareholder of record” with respect to those shares. If this is the case, the notice or proxy materials have been sent or provided directly to you.

If your common stock is held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the notice card or proxy materials should have been forwarded to you by your brokerage firm, bank or other nominee, or their agent, which is considered the shareholder of record with respect to these shares. As a beneficial holder, you have the right to direct your bank, broker, trustee or nominee on how to vote the shares by using the voting instruction card or by following their instructions for voting by telephone or internet.

Vulcan Materials Company	74	2023 PROXY STATEMENT

Annual Meeting and Voting Information

How do I vote?

Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to vote their shares whether or not they attend the meeting. You can vote by one of the following manners:

●	By Internet*—Shareholders of record may submit proxies over the internet by following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card (if received by mail). Shareholders who are beneficial holders may vote by internet by following the instructions on the voting instruction card sent to them by their bank, broker, trustee or nominee.
●	By Telephone*—Shareholders of record who live in the United States or Canada may submit proxies by telephone by calling the toll-free number on the proxy card (if received by mail) and following the instructions. Shareholders of record will need to have the control number that appears on their proxy card available when voting. In addition, shareholders who are beneficial holders living in the United States or Canada and who have received a voting instruction card by mail from their bank, broker, trustee or nominee may vote by phone by calling the number specified on the voting instruction card. Those shareholders should check the voting instruction card for telephone voting availability.
●	By Mail—Shareholders of record who have received a paper copy of a proxy card by mail may submit proxies by completing, signing and dating their proxy card and mailing it in the accompanying pre-addressed envelope. Shareholders who are beneficial holders who have received a voting instruction card from their bank, broker or nominee may return the voting instruction card by mail as set forth on the card.
●	At the Annual Meeting*—Shareholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/VMC2023 to vote during the meeting.
*	Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. We have been advised that the internet and telephone voting procedures that have been made available to you are consistent with applicable legal requirements. Shareholders voting by internet or telephone should understand that, while we and Broadridge Financial Solutions, Inc. do not charge any fees for voting by internet or telephone, there may still be costs, such as usage charges from internet access providers and telephone companies, for which you are responsible.

Shareholders are encouraged to vote their proxies by internet, or voting instruction card, but not by more than one method. If you vote by more than one method, or vote multiple times using the same method, only the last-dated vote that is received by the inspector of election will be counted, and each previous vote will be disregarded.

If you receive more than one set of proxy materials or more than one proxy card or voting instruction card, it may mean that you hold shares of Vulcan stock in more than one account. You must return a proxy or voting instruction card or vote using one of the methods described above for EACH account in which you own shares.

What constitutes a quorum for the Annual Meeting?

A majority of the issued and outstanding shares of the common stock entitled to vote, represented at the meeting or by proxy, is required to constitute a quorum.

How many votes are required to approve each of the proposals?

The votes required to approve each matter to be considered by Vulcan’s shareholders at the Annual Meeting are set forth below:

Proposal 1—Election of Directors: Each Vulcan shareholder has the right to vote each share of stock owned by such shareholder on the record date for each of the five director nominees. Cumulative voting is not permitted. To be elected, a director-nominee must receive a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast for such purposes and, therefore, will have no effect on the results of the election.

Proposal 2—Advisory Vote on Compensation of our Named Executive Officers (NEOs): The affirmative vote of a majority of the votes cast on this proposal is required to approve, on an advisory basis, the compensation of the NEOs set forth in this proxy statement. Abstentions and broker non-votes will not be counted as votes cast for such purpose and, therefore, will have no effect on the results of this vote.

Proposal 3—Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation: The affirmative vote of a majority of the votes cast on this proposal is required to approve, on an advisory basis, the frequency of future advisory votes on compensation of the

Vulcan Materials Company	75	2023 PROXY STATEMENT

Annual Meeting and Voting Information

NEOs set forth in this proxy statement. Abstentions and broker non-votes will not be counted as votes cast for such purpose and, therefore, will have no effect on the results of this vote.

Proposal 4—Ratification of Appointment of Deloitte & Touche LLP: The affirmative vote of a majority of the votes cast on this proposal is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023. Abstentions will not be counted as votes cast for such purpose and, therefore, will have no effect on the results of this vote. Because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter, there will be no broker non-votes with respect to this proposal, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

Who is soliciting my vote?

Our Board is soliciting your vote for matters being submitted for shareholder approval at the Annual Meeting.

Giving us your proxy means that you authorize the proxy holders identified on the proxy card to vote your shares at the meeting in the manner you direct. If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Board. If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the proxy card will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

How does the Board recommend shareholders vote?

The Board recommends that you vote:

●	FOR the election of the following five individuals nominated by the Board as directors: Lydia H. Kennard for a two-year term, and Melissa H. Anderson, O. B. Grayson Hall, Jr., James T. Prokopanko, and George Willis for three-year terms.
●	FOR the approval, on an advisory basis, of the compensation of our NEOs;
●	FOR 1 YEAR, on an advisory basis, on the frequency of future advisory votes on executive compensation; and
●	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.

Will my shares be voted if I do nothing?

If you are a shareholder of record, you must sign and return a proxy card, submit your proxy by telephone or internet, or attend the Annual Meeting, in order for your shares to be voted.

If your common stock is held through a broker, bank or other nominee, you will receive instructions from such entity that you must follow in order to have your shares voted. You must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker, bank or nominee can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE.

If you are a beneficial holder whose shares are held of record by a broker, bank or nominee, then your broker, bank or nominee has discretionary voting authority under NYSE rules to vote your shares on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023, even if the broker, bank or nominee does not receive voting instructions from you. However, your broker, bank or nominee does not have discretionary authority to vote on (i) the election of the five nominees as directors, (ii) the advisory approval of compensation of our NEOs, or (iii) the advisory vote on the frequency of future advisory votes on executive compensation.

How can I revoke my proxy?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by taking one of the following actions:

●	by giving written notice of the revocation prior to the commencement of the Annual Meeting to: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242;
●	by executing and delivering another valid proxy with a later date;

Vulcan Materials Company	76	2023 PROXY STATEMENT

Annual Meeting and Voting Information

●	by voting by telephone or internet at a later date; or
●	by voting at the Annual Meeting.

If you are a beneficial holder of your shares and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

If you vote the same shares by more than one method or vote multiple times with respect to the same shares using the same method, only the last-dated vote that is received will be counted, and each previous vote will be disregarded.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation.

Who will pay for the costs involved in the solicitation of proxies?

The company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of notices and these proxy materials, the solicitation of proxies or votes may be made in person or by telephone or email by directors, officers or regular employees of the company. In addition, the company has engaged MacKenzie Partners, Inc. to act as its proxy solicitor and has agreed to pay it approximately $10,000 plus reasonable fees and expenses for such services.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials or in “notice and access” will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2022 Annual Report to Shareholders, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. If you and other Vulcan shareholders living in your household do not have the same last name, you also may request to receive only one copy of future proxy statements and annual reports to shareholders.

Householding reduces our printing costs and postage fees and conserves natural resources. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding but you and other shareholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold Vulcan stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please obtain instructions by contacting us at the following address or phone number: Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Mark D. Warren, Vice President, Investor Relations, Telephone: (205) 298-3200.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, please contact us at the address or phone number indicated above and a separate copy will be sent to you promptly. If you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact us at the address or phone number indicated above.

If you are a beneficial holder, you can request information about householding from your broker, bank or other holder of record.

Could other matters be decided at the Annual Meeting?

As of the mailing date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

If you return your signed and completed proxy card or vote by telephone or internet and other matters are properly presented at the Annual Meeting for consideration, your shares will be voted as the Board of Directors recommends or, if no recommendation is given, in the proxy’s own discretion.

Vulcan Materials Company	77	2023 PROXY STATEMENT

Annual Meeting and Voting Information

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting and posted on our website.

Whom should I call if I have questions about the Annual Meeting?

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor, whose information is listed below:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018

Telephone: (212) 929-5500 (Collect) or

(800) 322-2885 (Toll-Free)

proxy@MacKenziePartners.com

How do I obtain an Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for the year ended December 31, 2022, will be provided to you without charge upon written request to:

Mark D. Warren
Vice President, Investor Relations
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242

Vulcan Materials Company	78	2023 PROXY STATEMENT

General
Information

DELINQUENT SECTION 16(A) REPORTS

Under Section 16(a) of the Exchange Act, each of our directors, executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the SEC initial reports of beneficial ownership of our common stock and reports of changes in beneficial ownership of our common stock. Such persons also are required by SEC regulations to furnish us with copies of all such reports. Based solely on our review of the copies of such reports furnished to us for the year ended December 31, 2022, and on the written representations made by our directors and executive officers that no other reports were required, we believe that during the year ended December 31, 2022, the following reports were not filed in a timely manner: Melissa H. Anderson’s purchase of 500 shares of common stock on May 17, 2021 was reported on Form 4 filed on May 17, 2022; David P. Clement’s exercise of SOSARs for 3,377 shares of common stock on June 3, 2022 was reported on Form 4 filed on June 8, 2022; and Darren L. Hicks’ Form 3 filed on March 8, 2022 was amended on December 8, 2022 to include 1,516 shares of common stock.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2024

To be eligible for consideration for inclusion in our proxy statement and form of proxy for our 2024 Annual Meeting of Shareholders, a shareholder’s proposal must be received by us at our principal office no later than November 28, 2023. Proposals should be addressed to Denson N. Franklin III, Senior Vice President, General Counsel and Secretary, 1200 Urban Center Drive, Birmingham, Alabama 35242. Proposals received after that date will be considered untimely and will not be eligible for inclusion in the 2024 proxy statement. If a shareholder desires to bring a matter before our annual meeting and the matter is submitted outside the process of Exchange Act Rule 14a-8, including with respect to nominations for election as directors, the shareholder must follow the procedures set forth in our bylaws. Our bylaws provide generally that shareholder proposals and director nominations to be considered at an annual meeting may be made by a shareholder only if (1) the shareholder is a shareholder of record and is entitled to vote at the meeting, and (2) the shareholder gives timely written notice of the matter to our corporate secretary. To be timely, including for purposes of Exchange Act Rule 14a-19, a shareholder’s notice must be received at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, or between January 13, 2024, and February 12, 2024, for the 2024 Annual Meeting of Shareholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by our company. The notice must set forth the information required by the provisions of our bylaws dealing with shareholder proposals and nominations of directors. Any notice of director nomination submitted to us other than through the proxy access provisions described below must comply with the advance notice provisions of our bylaws and include the additional information required by Exchange Act Rule 14a-19(b).

Our bylaws also contain proxy access provisions, which permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of (a) two individuals and (b) 20% of the total number of directors serving on the board of directors on the last day on which a proxy access nomination may be submitted (rounded down to the nearest whole number), subject to certain limitations and provided that the requirements set forth in our bylaws are satisfied, including that the shareholder gives timely written notice of the nomination to our corporate secretary. To be timely, a shareholder’s notice generally must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the date that the corporation mailed its proxy statement for the prior year’s annual meeting of shareholders, or between October 29, 2023 and November 28, 2023, for the 2024 Annual Meeting of Shareholders. The notice must set forth the information required by the proxy access provisions of our bylaws.

Vulcan Materials Company	79	2023 PROXY STATEMENT

General Information

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this proxy statement, including expectations regarding future performance, contain forward-looking statements. Statements that are not historical fact, including statements about Vulcan’s beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan’s business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the COVID-19 outbreak; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; international business operations and relationships, including recent actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, biodiversity, land use, wetlands, greenhouse gas emissions, the definition of minerals, tax policy and domestic and international trade; the outcome of pending legal proceedings; pricing of Vulcan’s products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships, as well as their licensed operators, for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor relations, shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to existing and/or divested businesses; Vulcan’s ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; the risks of open pit and underground mining; expectations related to environmental, social and governance considerations; claims that our products do not meet regulatory requirements or contractual specifications; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

VULCAN MATERIALS COMPANY

DENSON N. FRANKLIN III
Senior Vice President, General Counsel and Secretary

1200 Urban Center Drive
Birmingham, Alabama 35242
March 27, 2023

Vulcan Materials Company	80	2023 PROXY STATEMENT

Annex A: Reconciliation of Non-GAAP Financial Measures

Annex A: Reconciliation of Non-GAAP Financial Measures

Generally Accepted Accounting Principles (GAAP) does not define “Earnings Before Interest, Taxes, Depreciation and Amortization” (EBITDA), and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA AND ADJUSTED EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations.

In millions	2022	2021	2020	2019	2018
Net earnings attributable to Vulcan	$575.6	$670.8	$584.5	$617.7	$515.8
Income tax expense	193.0	200.1	155.8	135.2	105.4
Interest expense, net of interest income	168.4	147.7	134.4	129.0	137.6
Loss on discontinued operations, net of tax	18.6	3.3	3.5	4.8	2.0
Depreciation, depletion, accretion and amortization	587.5	463.0	396.8	374.6	346.2
EBITDA	$1,543.1	$1,484.9	$1,275.0	$1,261.3	$1,107.0
Gain on sale of real estate and businesses, net	(6.1)	(114.7)	0.0	(13.4)	(2.9)
Loss on impairments	67.8	4.6	0.0	0.0	0.0
Property donation	0.0	0.0	0.0	10.8	0.0
Business interruption claims recovery	0.0	0.0	0.0	0.0	(2.3)
Charges associated with divested operations	3.1	1.5	6.9	3.0	18.5
Business development(1)	10.6	34.4	7.3	1.7	5.2
COVID-19 direct incremental costs	0.0	13.4	10.2	0.0	0.0
Pension settlement charge	0.0	12.1	22.7	0.0	0.0
Restructuring charges	7.2	15.0	1.3	6.5	6.2
Adjusted EBITDA	$1,625.6	$1,451.3	$1,323.5	$1,270.0	$1,131.7

1.	Includes only non-routine charges or gains associated with acquisitions and dispositions.

Unlike many of our competitors, we do not exclude share-based compensation from our Adjusted EBITDA earnings metric, as we view it as a recurring operating expense. Refer to our statements of cash flows for the expense incurred related to our share-based compensation plans.

Vulcan Materials Company	81	2023 PROXY STATEMENT

Annex A: Reconciliation of Non-GAAP Financial Measures

AGGREGATES CASH GROSS PROFIT

Aggregates Cash Gross Profit adds back noncash charges for depreciation, depletion, accretion and amortization to aggregates gross profit. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources.

In Millions, Except Per Ton Data	2022	2021
Aggregates segment
Gross profit	$1,408.5	$1,295.7
Depreciation, depletion, accretion and amortization	441.1	360.4
Aggregates segment cash gross profit	1,849.6	1,656.1
Unit shipments - tons	236.3	222.9
Aggregates segment gross profit per ton	$5.96	$5.81
Aggregates segment cash gross profit per ton	$7.83	$7.43

NET DEBT TO ADJUSTED EBITDA

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt.

In Millions	2022	2021
Debt
Current maturities of long-term debt	$0.5	$5.2
Short-term debt	100.0	0.0
Long-term debt	3,875.2	3,874.8
Total debt	$3,975.7	$3,880.0
Less: Cash and cash equivalents and restricted cash	161.5	241.5
Net debt	$3,814.2	$3,638.5
Adjusted EBITDA	$1,625.6	$1,451.3
Total debt to Adjusted EBITDA	2.4x	2.7x
Net debt to Adjusted EBITDA	2.3x	2.5x

EBITDA ECONOMIC PROFIT (EP) CALCULATION

EBITDA EP is EP Adjusted EBITDA less capital charge (average operating capital employed x pretax cost of capital).

In Millions	2022
Adjusted EBITDA	$1,625.6
Performance adjustments	6.6
EP Adjusted EBITDA	$1,632.2
Average operating capital employed	7,203.2
Pretax cost of capital	11.8%
Capital charge	(850.0)
EBITDA EP	$782.2

Vulcan Materials Company	82	2023 PROXY STATEMENT

Annex A: Reconciliation of Non-GAAP Financial Measures

Cash Earnings

Cash earnings are earnings from continuing operations plus depreciation, depletion, accretion and amortization, as reported on our Statement of Comprehensive Income and Statement of Cash Flows, respectively. Like EBITDA, we use this metric to assess the operating performance of our business and as a basis of strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources.

In Millions	2022
Earnings from continuing operations	$595.1
Depreciation, depletion, accretion and amortization	587.5
Cash earnings	$1,182.6

Vulcan Materials Company	83	2023 PROXY STATEMENT

Vulcan Materials Company

VULCAN MATERIALS COMPANY
1200 URBAN CENTER DRIVE
BIRMINGHAM, AL 35242

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 11, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 9, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/vmc2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 11, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 9, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D99679-P84083 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VULCAN MATERIALS COMPANY

The Board of Directors recommends you vote FOR the director nominees listed in proposal 1.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Melissa H. Anderson	☐	☐	☐
1b. O. B. Grayson Hall, Jr.	☐	☐	☐
1c. Lydia H. Kennard	☐	☐	☐
1d. James T. Prokopanko	☐	☐	☐
1e. George Willis	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote for 1 YEAR on proposal 3.

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

D99680-P84083

VULCAN MATERIALS COMPANY
Annual Meeting of Shareholders
May 12, 2023
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kathleen L. Quirk, David P. Steiner and Lee J. Styslinger, III with power to act without the others and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Vulcan Materials Company common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2023 Annual Meeting of Shareholders of the Company to be held on Friday, May 12, 2023, at 9:00 AM CDT, via live webcast at www.virtualshareholdermeeting.com/vmc2023 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

Shares represented by this proxy will be voted as directed by the undersigned. If this proxy is signed and no such directions are indicated, the proxies have authority to vote "FOR" election of all director nominees, "FOR" approval, on an advisory basis, of the compensation of our named executive officers, for "1 YEAR" on the advisory vote on the frequency of future advisory votes on executive compensation, and "FOR" ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.

Continued and to be signed on reverse side